Exhibit 10.28

AGREEMENT AND PLAN OF REORGANIZATION

DATED AS OF JUNE 9, 2008

AMONG

PEPLIN, INC.,

a Delaware corporation,

WEST ACQUISITIONS CORP.,

a Delaware corporation,

NEOSIL, INC.,

a Delaware corporation,

AND

NICOLAS J. SIMON, III,

as Company Stockholder Representative

TABLE OF CONTENTS

ARTICLE I. DEFINITIONS		2
1.1	Defined Terms	2
ARTICLE II. THE MERGER		11
2.1	The Merger	11
2.2	Closing	11
2.3	Effective Time	11
2.4	Effects of the Merger	11
2.5	Articles of Incorporation	11
2.6	Bylaws	11
2.7	Officers and Directors of the Surviving Entity	11
ARTICLE III. EFFECT OF THE TRANSACTION ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES		12
3.1	Effect on Capital Stock in the Merger	12
3.2	Dissenting Shares	13
3.3	Escrow Funds	13
3.4	Miscellaneous Provisions Relating to the Escrow	15
3.5	Company Stockholder Representative	15
3.6	Exchange of Certificates	17
3.7	Calculation of Company Net Cash	19
ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF THE COMPANY		21
4.1	Organization, Standing and Power; Organizational Documents	21
4.2	Capital Structure	21
4.3	Subsidiaries	23
4.4	Authority; No Conflicts	23
4.5	Financial Statements	24
4.6	No Undisclosed Liabilities; Net Value	24
4.7	Payables	25
4.8	Compliance with Applicable Laws; Regulatory Matters	25
4.9	Litigation	26
4.10	Taxes	27
4.11	Absence of Certain Changes or Events	29
4.12	Material Agreements	29
4.13	Employee Benefit Plans; ERISA	31
4.14	Brokers or Finders	33
4.15	Real Property; Personal Property	33
4.16	Affiliated Transactions and Certain Other Agreements.	34
4.17	Environmental Matters	34
4.18	Intellectual Property	34
4.19	Employees and Labor Matters	36
4.20	Insurance	37
4.21	Accounts Receivable	37
4.22	Absence of Certain Business Practices	37
4.23	Books and Records	37
4.24	Foreign Corrupt Practices Act	38

i

4.25	Bank Accounts; Powers of Attorney	38
4.26	Delaware Takeover Statute	38
4.27	Disclosure	38
ARTICLE V. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		38
5.1	Organization, Standing and Power	39
5.2	Capitalization	39
5.3	Issuance of Parent Common Stock	39
5.4	Subsidiaries	39
5.5	Australian Subsidiaries	39
5.6	Authority; No Conflicts	40
5.7	Information Statement; Financial Statements	41
5.8	Litigation	41
5.9	Absence of Certain Changes or Events	41
5.10	Ownership of Merger Sub; No Prior Activities	42
5.11	Brokers or Finders	42
5.12	Affiliated Transactions and Certain Other Agreements	42
ARTICLE VI. COVENANTS RELATING TO CONDUCT OF BUSINESS		42
6.1	Covenants of the Company	42
6.2	No Solicitation	45
6.3	Advice of Changes	45
6.4	Tax Matters	46
6.5	Reorganization Matters	48
6.6	Terminations	48
6.7	Stockholder Consents	48
6.8	Termination of 401(k) Plan	49
ARTICLE VII. ADDITIONAL AGREEMENTS		49
7.1	Private Placement and Registration Rights	49
7.2	Company Stockholder Approval	51
7.3	Parent Stockholder Approval	51
7.4	Access to Information	52
7.5	Assistance with Financial Statements; Accountant Letter	52
7.6	Approvals and Consents; Cooperation	52
7.7	Fees and Expenses	53
7.8	Public Announcements	54
7.9	ASX Filings	54
7.10	Indemnification	54
7.11	Tax Audit	55
7.12	Further Assurances	56
7.13	Company Affiliates	56
ARTICLE VIII. CONDITIONS PRECEDENT		56
8.1	Conditions to Each Party’s Obligation to Effect the Merger	56
8.2	Additional Conditions to Obligations of Parent and Merger Subs	57
8.3	Additional Conditions to Obligations of the Company	59
ARTICLE IX. RECOURSE TO ESCROW AND INDEMNIFICATION		60
9.1	Survival of Representations and Warranties	60

9.2	Indemnification	60
9.3	Procedure for Claims between Parties	61
9.4	Defense of Procedure for Third-Party Claims	62
9.5	Effect of Investigation or Knowledge	63
9.6	Resolution of Conflicts and Claims	63
9.7	Limitations on Indemnification; Payment of Damages	64
ARTICLE X. TERMINATION AND AMENDMENT		65
10.1	Termination	65
10.2	Effect of Termination	66
ARTICLE XI. GENERAL PROVISIONS		66
11.1	Amendment	66
11.2	Extension; Waiver	66
11.3	Notices	67
11.4	Interpretation	68
11.5	Counterparts	68
11.6	Entire Agreement; No Third Party Beneficiaries	68
11.7	Governing Law	69
11.8	Severability	69
11.9	Assignment	69
11.10	Mediation	69
11.11	Waiver of Trial by Jury	70
11.12	Enforcement	70

EXHIBITS

Exhibit A – Consulting and Non-Competition Agreement

Exhibit B – Voting Agreement

Exhibit C – Stockholder Certificate

Exhibit D – Affiliate Agreement

Exhibit E– Registration Exemption Certificate

SCHEDULES

Schedule 1.1(o) – Committed Expenses

Schedule 6.1(e) – Payables and Receivables

Schedule 6.1(f) – Severance

Schedule 6.1(o) – Company Budget

Schedule 7.13 – Company Affiliates

Schedule 8.2(d) – Persons to sign Consulting and Non-Competition Agreements

Schedule 8.2(h) – Officers and Directors of the Company to Resign

Schedule 8.2(l) – Employee Releases

Schedule 8.2(p) – Debt to be Repaid

Schedule 8.2(r) – Agreements to be Terminated

GLOSSARY OF DEFINED TERMS

Definition	Location of Defined Term

AAA	Section 1.1(a)
Accounting Firm	Section 3.7(e)
Acquisition Proposal	Section 1.1(b)
Action	Section 4.9
Affiliate	Section 1.1(c)
Affiliate Agreement	Section 7.12
Aggregate Share Number	Section 1.1(d)
Agreement	Preamble
Anticipated Closing Date	Section 3.7(a)
ASIC	Section 1.1(e)
ASTC	Section 1.1(f)
ASX	Section 1.1(g)
Audited Financial Statements	Section 4.5(a)
Australian Corporations Act	Section 1.1(h)
Australian Subsidiary	Section 1.1(i)
Balance Sheets	Section 4.5(a)
Blue Sky Laws	Section 1.1(j)
Board of Directors	Section 1.1(k)
Business Day	Section 1.1(l)
Cal-COBRA	Section 4.13(g)
CDI	Section 1.1(m)
Certificates	Section 3.6(b)
Certificate of Merger	Section 2.3
Closing	Section 2.2
Closing Date	Section 2.2
Closing Price	Section 1.1(n)
COBRA	Section 4.13(g)
Code	Section 1.1(o)
Committed Expenses	Section 1.1(p)
Company	Preamble
Company 401(k) Plan	Section 6.8
Company Affiliates	Section 7.12
Company Board Recommendation	Section 4.4(a)
Company Capital Stock	Section 1.1(q)
Company Common Stock	Section 1.1(r)
Company Disclosure Letter	Article IV
Company Expenses	Section 1.1(s)
Company Material Adverse Effect	Section 1.1(t)
Company Net Cash	Section 1.1(u)
Company Net Cash Calculation	Section 3.7(a)
Company Net Cash Schedule	Section 3.7(a)

Company Options	Section 1.1(v)
Company Series A Preferred Stock	Section 1.1(w)
Company Stockholder	Section 1.1(x)
Company Stockholder Action	Section 7.2
Company Stockholder Representative	Preamble
Confidentiality Agreement	Section 7.4
Consulting and Non-Competition Agreement	Recitals
D&O Indemnified Parties	Section 7.10(a)
Damages	Section 9.2(a)
Defense Notice	Section 9.4(a)
Delaware Secretary of State	Section 2.3
Dissenting Shares	Section 3.2
DGCL	Section 1.1(y)
Dispute Notice	Section 3.7(b)
Effective Time	Section 2.3
Encumbrance	Section 1.1(z)
Environmental Laws	Section 1.1(aa)
Environmental Permits	Section 1.1(bb)
Employee Release	Section 6.6
Equity Interests	Section 1.1(cc)
ERISA	Section 4.13(a)
ERISA Affiliate	Section 4.13(a)
Escrow Agent	Section 3.3(a)
Escrow Agreement	Section 3.3(a)
Escrow Fund	Section 3.3(a)(ii)
Escrow Shares	Section 3.3(a)(ii)
Exchange	Section 1.1(dd)
Exchange Act	Section 1.1(ee)
Exchange Agent	Section 3.6(a)
Exchange Fund	Section 3.6(a)
Exchange Ratio	Section 1.1(ff)
Expiration Date	Section 10.1(b)
FDA	Section 1.1(gg)
FDA Act	Section 1.1(hh)
Final Audit Report	Section 7.11(a)
Financial Statements	Section 4.5(a)
GAAP	Section 1.1(ii)
General Escrow End Date	Section 3.3(b)
General Escrow Fund	Section 3.3(a)
General Escrow Shares	Section 3.3(a)
Good Clinical Practice	Section 1.1(jj)
Good Laboratory Practice	Section 1.1(kk)
Good Manufacturing Practice	Section 1.1(ll)
Governmental Entity	Section 1.1(mm)
Hazardous Materials	Section 1.1(nn)
Healthcare Laws	Section 1.1(oo)

v

indebtedness	Section 1.1(pp)
Indemnifying Party	Section 9.2(a)
Independent Expert	Section 1.1(qq)
Information Statement	Section 1.1(rr)
Intellectual Property	Section 1.1(ss)
Intellectual Property Rights	Section 1.1(tt)
Interim Balance Sheet	Section 4.5(a)
Interim Financial Statements	Section 4.5(a)
IRS	Section 1.1(uu)
Law	Section 1.1(vv)
Liabilities	Section 1.1(ww)
Liability Basket	Section 9.7(a)
Liability Cap	Section 9.7(a)
Lien	Section 1.1(xx)
Material Agreement	Section 4.12(a)
Merger	Recitals
Merger Sub	Preamble
Minimum Cash Value	Section 1.1(yy)
Notice	Section 9.3
Notice of Meeting	Section 1.1(zz)
Objection Notice	Section 9.6(a)
Order	Section 1.1(aaa)
Organizational Documents	Section 1.1(bbb)
Parent	Preamble
Parent Common Stock	Recitals
Parent Common Stock Per Share Value	Section 1.1(ccc)
Parent Disclosure Letter	Article V
Parent Indemnified Party	Section 9.2(a)
Parent Indemnity Claim	Section 9.3
Parent Material Adverse Effect	Section 1.1(ddd)
Parent Registration Statement	Section 7.1(b)
Parent Stockholder	Section 1.1(eee)
Permits	Section 4.8(a)
Permitted Encumbrances	Section 1.1(fff)
Person	Section 1.1(ggg)
Plans	Section 4.13(a)
Post-Closing Tax Period	Section 6.4(d)
Pre-Closing Return	Section 6.4(d)
PWC	Section 7.11
Real Property	Section 4.15(a)
Related Agreements	Section 1.1(hhh)
Representatives	Section 6.2(a)
Required Parent Stockholder Approval	Section 1.1(iii)
Required Regulatory Approvals	Section 7.6(a)
Required Stockholder Vote	Section 4.4(b)
Response Date	Section 3.7(b)

SEC	Section 1.1(jjj)
Securities Act	Section 1.1(kkk)
Series A Preferred Stock Exchange Ratio	Section 1.1(lll)
Straddle Period	Section 6.4(b)
Stockholder Release	Section 6.7
Subsidiary	Section 1.1(mmm)
Survival Period	Section 9.1
Surviving Entity	Section 2.1
Tax	Section 1.1(nnn)
Tax Audit Report	Section 7.11(a)
Tax Contest	Section 6.4(d)
Tax Escrow Fund	Section 3.3(a)(ii)
Tax Escrow Shares	Section 3.3(a)(ii)
Tax Liability	Section 7.11(a)
Tax Liability Cap	Section 9.7(a)
Tax Returns	Section 1.1(ooo)
Third-Party Claim	Section 9.4(a)
Third-Party Expenses	Section 7.7
Transaction Expenses	Section 1.1(ppp)
Transfer Taxes	Section 6.4 (e)
Treasury Regulations	Section 1.1(qqq)
Voting Agreement	Recitals

This AGREEMENT AND PLAN OF REORGANIZATION, dated as of June 9, 2008 (this “Agreement”), by and among PEPLIN, INC., a Delaware corporation (“Parent”), WEST ACQUISITIONS CORP., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), NEOSIL, INC., a Delaware corporation (the “Company”) and Nicholas J. Simon, III, as the Company Stockholders’ representative (the “Company Stockholder Representative”).

R E C I T A L S

A.       The respective Board of Directors of Parent, Merger Sub and the Company believe it is in the best interests of their respective stockholders that Parent acquire the Company through the merger of Merger Sub with and into the Company (the “Merger”), and, in furtherance thereof, have approved the Merger, this Agreement and the transactions contemplated hereby.

B.       At the Effective Time of the Merger, on the terms and subject to the conditions of this Agreement: (i) the Merger will become effective, (ii) all of the shares of Company Series A Preferred Stock which are issued and outstanding immediately prior to the Effective Time of the Merger will be converted into the right to receive shares of common stock, par value $0.001 per share, of Parent (“Parent Common Stock”) and (iii) unexercised and outstanding Company Options shall be cancelled, without payment of any consideration.

C.       As a further condition and inducement to the willingness of Parent to enter into this Agreement, certain employees of the Company have entered into Consulting and Non-Competition Agreements substantially in the form attached hereto as Exhibit A, (each a “Consulting and Non-Competition Agreement”), which will become effective at the Effective Time, and certain Company Stockholders have entered into a Support and Voting Agreement in the form attached hereto as Exhibit B (the “Voting Agreement”), which will become effective as of the date hereof.

D.       Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

E.       Parent, Merger Sub and the Company intend, by approving resolutions authorizing this Agreement, to adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g) and that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

A G R E E M E N T

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and other valuable consideration, the sufficiency and receipt of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS

1.1     Defined Terms. As used in this Agreement, the terms below shall have the following meanings. Any of such terms, unless the context requires otherwise, may be used in the singular or plural, depending upon the reference.

(a)       “AAA” means the American Arbitration Association.

(b)       “Acquisition Proposal” shall mean any offer or proposal from any Person relating to, or that would reasonably be expected to lead to, any direct or indirect (i) merger, consolidation, business combination or similar transaction involving the Company or any Subsidiary of the Company, (ii) sale, lease or other disposition directly or indirectly by merger, consolidation, business combination, share exchange, joint venture or otherwise of assets of the Company or any Subsidiary of the Company representing ten percent (10%) or more of the consolidated assets of the Company, (iii) issuance, sale, or other disposition of (including by way of merger, consolidation, business combination, share exchange, joint venture or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for such securities) representing ten percent (10%) or more of the voting power of the Company other than shares issued upon exercise of Company Options and transfers to family members of stockholders of the Company as of the date of this Agreement or trusts for such family members which agree to be bound by the terms of this Agreement, (iv) transaction (including tender offer or exchange offer) in which any Person shall acquire beneficial ownership, or the right to acquire beneficial ownership or any “group” (as defined in Rule 13d-5(b)(1) under the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of ten (10%) or more of the outstanding voting capital stock of the Company or (v) any combination of the foregoing (other than the Merger).

(c)       “Affiliate” means, as applied to any Person, (i) any other Person directly or indirectly controlling, controlled by or under common control with, that Person, (ii) any other Person that owns or controls ten percent (10%) or more of any class of equity securities (including any equity securities issuable upon the exercise of any option or convertible security) of that Person or any of its affiliates or (iii) as to a corporation, each director and officer thereof, and as to a partnership, each general partner thereof, and as to a limited liability company, each managing member or similarly authorized person thereof (including officers), and as to any other entity, each Person exercising similar authority to those of a director or officer of a corporation. For the purposes of this definition, “control” (including with correlative meanings, the terms “controlling”, “controlled by”, and “under common control with”) as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through ownership of voting securities or by contract or otherwise.

(d)       “Aggregate Share Number” shall be the aggregate number of shares of Parent Common Stock issuable pursuant to the terms of this Agreement which shall be equal to the value of the Company Net Cash at Signing divided by the Parent Common Stock Per Share Value.

(e)       “ASIC” means the Australian Securities and Investments Commission.

(f)       “ASTC” means the ASX Settlement and Transfer Corporation Pty Ltd ACN 008 504 532.

(g)       “ASX” means ASX Limited ACN 008 624 691.

(h)       “Australian Corporations Act” means the Australian Corporations Act 2001 (Cth) (including without limitation the provisions of Chapter 6D of that Act) and the Corporations Regulations made under it.

(i)       “Australian Subsidiary” means West Operations Pty Limited ACN 093 317 367, West Research Pty Ltd ACN 081 104 190 or West Biolipids Pty Ltd ACN 105 890 882.

(j)       “Blue Sky Laws” means state securities or “blue sky” laws.

(k)       “Board of Directors” means the Board of Directors of any specified Person and any properly serving and acting committees thereof.

(l)       “Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of California are authorized or obligated to close.

(m)       “CDI” refers to Parent’s CHESS Depositary Interests, traded on ASX, and has the meaning given in the operating rules (as defined in the Australian Corporations Act) of the ASTC.

(n)       “Closing Price” means the volume weighted 10-day trailing average closing price in Australian Dollars (as displayed on the ASX) in respect of Parent’s CDIs for the Business Day immediately preceding the execution of this Agreement.

(o)       “Code” means the Internal Revenue Code of 1986, as amended.

(p)       “Committed Expenses” shall mean the expenses of the Company set forth on Schedule 1.1(o).

(q)       “Company Capital Stock” means the Company Series A Preferred Stock and the Company Common Stock.

(r)       “Company Common Stock” means the Company’s common stock, par value $0.0001 per share.

(s)       “Company Expenses” is equal to the sum of each of the following: (i) all Liabilities of the Company as of such date and determined in a manner consistent with the manner in which such items were determined for the Company’s Audited Financial Statements, including without limitation, (A) the sum of the Company’s accounts payable and accrued expenses, (B) the amount of contractual obligations, (C) the remaining cash cost of any restructuring accruals, and (D) fees and expenses (including, but not limited to, any attorney’s, accountant’s, financial advisor’s or finder’s fees) as of such date incurred in connection with this

Agreement and the transaction contemplated hereby, including, without duplication, the Company’s Transaction Costs, plus (ii) the cash cost of any unpaid retention, change of control payments, severance payments or “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code that may become due to any employee of the Company as a result of the Merger and the transaction contemplated by this Agreement or otherwise, plus (iii) the cash cost of any billed and unpaid Taxes (including estimates from any estimated tax costs arising out of any specific tax review that may be underway at the Effective Time) for which the Company is liable in respect of any period ending on or before such date, plus (iv) up to $25,000 in expenses incurred in connection with the engagement of PWC for purposes of preparation of the Tax Audit Report and plus (v) the Committed Expenses; provided that any expenses incurred by the Company which were approved by Parent prior to being incurred as indicated on the Company Net Cash Schedule shall not be deducted from Company Net Cash at the time of Closing for purposes of Section 8.2(f) and 10.1(h).

(t)       “Company Material Adverse Effect” shall mean any change, event, development or effect that (i) is materially adverse to the business of the Company as currently conducted or financial condition of the Company, taken as a whole or (ii) prevents or materially delays the consummation of the Merger or otherwise prevents or materially delays the performance by the Company of any of its material obligations under this Agreement, except, in either case, for any such change, event, development or effect resulting from or arising out of, directly or indirectly, (A) the transactions contemplated by this Agreement or other actions required to be taken or not to be taken pursuant to this Agreement or taken with Parent’s written consent, (B) the announcement or other disclosure of the transactions contemplated by this Agreement (other than any such announcement or disclosure arising out of a breach of this Agreement by the Company), (C) any federal, state or foreign governmental actions, including, without limitation, proposed or enacted legislation or regulatory changes general (except to the extent such changes or developments disproportionately affect the Company in any material respect relative to the other participants in the specialty pharmaceutical industry), (D) changes or developments in the specialty pharmaceutical industry generally (except to the extent such changes or developments disproportionately affect the Company in any material respect relative to the other participants in such industry), (E) changes or developments in financial or securities markets or the economy in general (except to the extent such changes or developments disproportionately affect the Company in any material respect relative to the other participants in the specialty pharmaceutical industry), (F) changes (after the date of this Agreement) in GAAP or applicable Laws, or (G) the determination by, or the delay of a determination by, the FDA or equivalent foreign body, or any panel or advisory body empowered or appointed thereby, with respect to the approval, non-approval or disapproval of any of the Company’s product candidates.

(u)       “Company Net Cash” shall mean, as of any particular date (actual or future), without duplication (i) the sum of the Company’s cash and cash equivalents, short-term investments, short-term (less than thirty (30) days outstanding) accounts receivable and prepayments, in each case as of such date and determined in a manner substantially consistent with the manner in which such items were determined for the Company’s Audited Financial Statements, minus (ii) the Company Expenses plus (iii) the incremental amount of any fees of the Company’s attorneys and accountants as of such date incurred in connection with the preparation of SEC compliant financial statements and other disclosure materials for inclusion in future filings with the SEC.

(v)       “Company Options” means options to purchase shares of Company Common Stock.

(w)       “Company Series A Preferred Stock” means the Company’s Series A Preferred Stock, par value $0.0001 per share.

(x)        “Company Stockholder” means a holder of Company Capital Stock.

(y)       “DGCL” means the Delaware General Corporation Law.

(z)        “Encumbrance” means any lien, pledge, mortgage, security interest, claim, charge, easement, limitation, commitment, encroachment, restriction (other than a restriction on transferability imposed by federal or state securities laws) or other encumbrance of any kind or nature whatsoever (whether absolute or contingent).

(aa)     “Environmental Laws” means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, treaty, writ or order and any enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree, judgment, stipulation, injunction, permit, authorization, policy, opinion, or agency requirement, in each case having the force and effect of law, relating to the pollution, protection, investigation or restoration of the environment, health and safety as affected by the environment or natural resources, including, without limitation, those relating to the use, handling, presence, transportation, treatment, storage, disposal, release, threatened release or discharge of Hazardous Materials or noise, odor, wetlands, pollution or contamination.

(bb)     “Environmental Permits” means any permit, approval, identification number, license and other authorization required under any applicable Environmental Law.

(cc)      “Equity Interests” means any share, capital stock, partnership, membership or similar interest in any entity, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

(dd)     “Exchange” means the ASX or the NASDAQ Global Market, as applicable.

(ee)      “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(ff)       “Exchange Ratio” means the Series A Preferred Stock Exchange Ratio.

(gg)     “FDA” means the United States Food and Drug Administration.

(hh)     “FDA Act” means the Food Drug and Cosmetic Act, as amended, and its implementing regulations.

(ii)       “GAAP” means generally accepted accounting practices in the United States, as in effect from time to time.

(jj)       “Good Clinical Practice” means the ethical and scientific quality standard for designing, conducting, recording, and reporting trials that involve the participation of human subjects, including the regulations at 21 C.F.R. Parts 50, 54 and 56 and equivalent Laws of any applicable Governmental Entity.

(kk)     “Good Laboratory Practice” means the current good laboratory practices as regulated by the FDA or other corresponding Governmental Entity, and which assures the quality and integrity of the safety data filed with the FDA or other corresponding Governmental Entity, including the regulations at 21 C.F.R. Part 58.

(ll)       “Good Manufacturing Practices” means the current good manufacturing practice for methods to be used in, and the facilities or controls to be used for, the manufacture, processing, packing, or holding of a product to assure such product is in compliance with the requirements of Healthcare Laws as to safety, identity, strength, quality and purity characteristics that it purports or is represented to possess, including the regulations at 21 C.F.R. Parts 210 and 211.

(mm)    “Governmental Entity” means any supranational, foreign, national, state, municipal or local government, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, or other governmental or quasi-governmental authority and all health care related entities.

(nn)     “Hazardous Materials” means (i) any petroleum, petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated biphenyls or (ii) any chemical, material or other substance defined or regulated as toxic or hazardous or as a pollutant or contaminant or waste under any applicable Environmental Law.

(oo)     “Healthcare Laws” means the FDA Act, the Controlled Substances Act (21 U.S.C. § 801 et seq.), Medicare (Title XVIII of the Social Security Act) and Medicaid (Title XIX of the Social Security Act), the federal Anti-kickback Statute (42 U.S.C. § 1320a-7b(b)), the Anti-Inducement Law (42 U.S.C. § 1320a-7a(a)(5)), the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.), the exclusion laws (42 U.S.C. 1320a-7), all regulations or guidance promulgated pursuant to such Laws, and any other Law which regulates the design, development, testing, studying, manufacturing, processing, storing, importing or exporting, licensing, labeling or packaging, distributing or marketing of pharmaceutical products, or related to kickbacks, patient or program charges, recordkeeping, claims process, documentation requirements, medical necessity, referrals, the hiring of employees or acquisition of services or supplies from those who have been excluded from government health care programs, quality, safety, privacy, security, pharmacy practice and compounding, licensure, accreditation or any other aspect of providing health care or pharmacy services.

(pp)     “indebtedness” means, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind to such Person, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person upon which interest charges are customarily paid, (iv) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (v) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding obligations of such Person or creditors for raw materials, inventory, services and supplies incurred in the ordinary course of business), (vi) all capitalized lease obligations of such Person, (vii) all obligations of others secured by any Lien on property or assets owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (viii) all obligations of such Person under interest rate or currency hedging transactions (valued at the termination value thereof), (ix) all letters of credit issued for the account of such Person and (x) all guarantees and arrangements having the economic effect of a guarantee by such Person of any indebtedness of any other Person.

(qq)     “Independent Expert” means BDO Kendalls or such other independent expert as Parent determines will be responsible for preparing the independent expert’s report for inclusion in the Notice of Meeting.

(rr)     “Information Statement” means the written information supplied by the Company and sent to the Company Stockholders in connection with the consideration of this Agreement, the Merger, the Related Agreements and the transactions contemplated herein by the Company Stockholders and obtaining the Required Stockholder Vote, which shall contain the unanimous recommendation of the Board of Directors of the Company that the Company Stockholders approve this Agreement, the Merger, the Related Agreements and the other transactions contemplated herein, and the conclusion of the Board of Directors that the terms and conditions of the Merger are advisable, and are fair and reasonable to, and in the best interests of, the Company Stockholders.

(ss)     “Intellectual Property” means all of the following, owned or used by the Company: (i) trademarks and service marks, trade dress, product configurations, trade names and other indications of origin, applications or registrations in any jurisdiction pertaining to the foregoing and all goodwill associated therewith, (ii) inventions (whether or not patentable), discoveries, improvements, ideas, know-how, formula methodology, processes, technology, software (including password unprotected interpretive code or source code, object code, development documentation, programming tools, drawings, specifications and data) and applications and patents in any jurisdiction pertaining to the foregoing, including re-issues, continuations, divisions, continuations-in-part, renewals or extensions, (iii) trade secrets, including confidential information and the right in any jurisdiction to limit the use or disclosure thereof, (iv) copyrighted and copyrightable writings, designs, software, mask works or other works, applications or registrations in any jurisdiction for the foregoing and all moral rights related thereto, (v) database rights, (vi) Internet Web sites, domain names and applications and registrations pertaining thereto and all intellectual property used in connection with or contained in all versions of the Web sites of the Company, (vii) rights under all agreements relating to the foregoing, (viii) books and records pertaining to the foregoing, and (ix) claims or causes of action arising out of or related to past, present or future infringement or misappropriation of the foregoing.

(tt)     “Intellectual Property Rights” shall mean any or all of the following and all worldwide common law and statutory rights in, arising out of, or associated therewith: (i) patents and applications therefor and all reissues, divisionals, renewals, extensions, substitutions, continuations, and continuations-in-part thereof, (ii) copyright rights, copyright registrations and applications therefor, and all other rights corresponding thereto throughout the world including moral and economic rights of authors, however denominated, (iii) rights in trade marks, service marks, trade names, business names, logos, slogans, trade dress, and trademark and service mark registrations and applications, and all goodwill associated therewith, (iv) URLs and domain names and (v) trade secret rights, confidential information, know how and inventions (including, those trade secret rights defined in the Uniform Trade Secrets Act and under corresponding foreign statutory and common law), and rights to limit the use or disclosure thereof by any Person, including databases and data collections and all rights therein.

(uu)     “IRS” means the United States Internal Revenue Service or any successor agency.

(vv)     “Law” or “Laws” means any law, statute, Order, decree, consent decree, judgment, rule, regulation, ordinance or other pronouncement having the effect of law, whether in the United States, any foreign country, or any domestic or foreign state, county, city or other political subdivision or of any Governmental Entity.

(ww)     “Liabilities” means all indebtedness, obligations and other liabilities of a Person, whether absolute, accrued, contingent (or based upon any contingency), known or unknown, fixed or otherwise, or whether due or to become due.

(xx)     “Lien” means any mortgage, pledge, lien, security interest, conditional or installment sale agreement, charge or other claims of third parties of any kind.

(yy)     “Minimum Cash Value” means $6,356,640.

(zz)     “Notice of Meeting” means the notice of special meeting of the Parent Stockholders to be prepared by Parent and sent to the Parent Stockholders in connection with the consideration of this Agreement, the Merger, the Related Agreements, and the transactions contemplated herein, by the Parent Stockholders and obtaining the Required Parent Stockholder Approval.

(aaa)   “Order” means any writ, judgment, decree, injunction or similar order of any Governmental Entity (in each such case whether preliminary or final).

(bbb)   “Organizational Documents” means, with respect to any entity, the certificate or articles of incorporation, bylaws or other governing documents of such entity.

(ccc)   “Parent Common Stock Per Share Value” means a dollar value equal to the product of (i) the Closing Price multiplied by (ii) twenty (20), multiplied again by (iii) the exchange rate of one (1) Australian dollar to one (1) U.S. dollar, as published by the Reserve

Bank of Australia on its website as of the close of trading (Sydney time) on the Business Day immediately preceding the execution of this Agreement.

(ddd)   “Parent Material Adverse Effect” shall mean any change, event, development or effect that (i) is materially adverse to the business or financial condition of Parent or (ii) prevents or materially delays the consummation of the Merger or otherwise prevents or materially delays the performance by Parent of any of its material obligations under this Agreement, except, in either case, for any such change, event, development or effect resulting from or arising out of (A) changes or developments in the specialty pharmaceutical industry generally (except to the extent such changes or developments disproportionately affect Parent in any material respect relative to the other participants in such industry), (B) changes or developments in financial or securities markets or the economy in general (except to the extent such changes or developments disproportionately affect Parent in any material respect relative to the other participants in the specialty pharmaceutical industry), (C) any change in Parent’s stock price or trading volume, in and of itself (for the avoidance of doubt this clause (C) shall not preclude, subject to clauses (A), (B), (D), (E) and (F), the Company from asserting that the underlying cause of any such change in stock price or trading volume is a Parent Material Adverse Effect), (D) any failure by Parent to meet published revenue or earnings projections, in and of itself (for the avoidance of doubt this clause (D) shall not preclude, subject to clauses (A), (B), (C), (E) and (F), the Company from asserting that the underlying cause of any failure is a Parent Material Adverse Effect), (E) changes (after the date of this Agreement) in GAAP or applicable Laws, or (F) the determination by, or the delay of a determination by, the FDA, or any panel or advisory body empowered or appointed thereby, with respect to the approval, non-approval or disapproval of any of the Parent’s and its Subsidiaries’ product candidates.

(eee)   “Parent Stockholder” means a holder of Parent Common Stock.

(fff)     “Permitted Encumbrances” means for any Person (i) Liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and as to which appropriate reserves (to the extent required by GAAP) have been established in the books and records of such Person; or (ii) mechanics’, materialmen’s, carriers’, warehousemen’s, landlord’s and similar liens securing obligations not yet delinquent or which are being contested in good faith by appropriate proceedings and as to which appropriate reserves (to the extent required by GAAP) have been established in the books and records of such Person; provided, that, in the case of (i) and (ii), such Encumbrances, taken in the aggregate, shall not constitute a materially and adversely affect the value of such Person’s assets.

(ggg)   “Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, entity or group (as defined in the Exchange Act).

(hhh)   “Related Agreements” means this Agreement, the Consulting and Non-Competition Agreement, the Voting Agreement, the Escrow Agreement, the Affiliate Agreement and any other agreement delivered in connection with this Agreement.

(iii)     “Required Parent Stockholder Approval” means the approval of the majority of the Parent Stockholders of (i) the Merger and the issuance of Parent Common Stock in exchange for all the shares of Company Capital Stock as contemplated herein, as required by the listing rules of the ASX and (ii) this Agreement, the Merger, the Related Agreements and the transactions contemplated herein, as required by the applicable requirements of the DGCL.

(jjj)       “SEC” means the United States Securities and Exchange Commission, and any successor thereto.

(kkk)     “Securities Act” means the Securities Act of 1933, as amended.

(lll)         “Series A Preferred Stock Exchange Ratio” means the quotient obtained by dividing the Aggregate Share Number by the total number of shares of Series A Preferred Stock outstanding as of the Closing.

(mmm) “Subsidiary” when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, (i) of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, where the general partnership interests are held by such party or any Subsidiary of such party and do not constitute a majority of the voting and economic interests in such partnership), or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

(nnn)     “Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

(ooo)    “Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(ppp)     “Transaction Expenses” shall mean all a party’s actual and reasonably documented out-of-pocket fees and expenses (including fees and expenses of counsel, accountants, financial advisors or consultants and commitment and funding fees) actually incurred by such party and its respective Affiliates on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement, including the costs and expenses incurred in connection with the negotiation of this Agreement, due diligence review and any other matter related to the transactions contemplated by this Agreement.

(qqq)     “Treasury Regulations” means the United States Treasury regulations promulgated under the Code.

ARTICLE II.

THE MERGER

2.1     The Merger. At the Effective Time of the Merger, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company shall continue as the surviving corporation in the Merger (the “Surviving Entity”).

2.2     Closing. The closing of the Merger (the “Closing”) will take place as soon as practicable after, but in no event more than three (3) Business Days after, satisfaction or waiver (as permitted by this Agreement and applicable law) of the conditions (excluding conditions that, by their terms, cannot be satisfied until the Closing Date) set forth in Article VIII (the “Closing Date”), unless another time or date is agreed to in writing by the parties hereto. The Closing shall be held at the offices of Latham & Watkins LLP, 650 Town Center Drive, Suite 2000, Costa Mesa, California 92626, unless another place is agreed to in writing by the parties hereto.

2.3     Effective Time. Immediately after the Closing, the parties shall file with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) a certificate of merger or other appropriate documents for the Merger (the “Certificate of Merger”), executed in accordance with the relevant provisions of the DGCL and shall make all other filings, recordings or publications required under the DGCL in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State, or at such other time as the parties may agree and specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

2.4     Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in applicable provisions of the DGCL.

2.5     Articles of Incorporation. At the Effective Time of the Merger, the certificate of incorporation of the Company shall be amended and restated in its entirety to be identical to the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter changed or amended as provided therein or by applicable Law, except Article I of the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows: “The name of the Corporation Shall be Neosil, Inc.”

2.6     Bylaws. At the Effective Time, the bylaws of the Company shall be amended and restated in its entirety to be identical to the bylaws of Merger Sub, as in effect at the Effective Time, until thereafter changed or amended as provided therein or by applicable Law.

2.7     Officers and Directors of the Surviving Entity. The officers and directors of the Merger Sub immediately prior to the Effective Time shall be the officers and directors of the Surviving Entity, until the earlier of their resignation or removal or otherwise ceasing to be an officer or director or until their respective successors are duly elected and qualified, as the case may be. The Company shall cause each officer and director of the Company to tender his or her resignation prior to the Effective Time, with each such resignation to be effective as of the Effective Time as provided for in Section 8.2(i).

ARTICLE III.

EFFECT OF THE TRANSACTION ON THE CAPITAL STOCK

OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

3.1     Effect on Capital Stock in the Merger. As of the Effective Time of the Merger, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, the Company Stockholders or any holder of shares of the capital stock of Merger Sub:

(a)     Capital Stock of Merger Sub. Each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one (1) fully paid and non-assessable share of common stock, par value $0.001 per share, of the Surviving Entity.

(b)     Cancellation of Treasury Stock and Parent-Owned Stock. Each share of Company Capital Stock that is owned by the Company and each share of Company Capital Stock that is owned by Parent, Merger Sub or any other wholly-owned subsidiary of Parent shall automatically be canceled and retired and shall cease to exist, and no Parent Common Stock or other consideration shall be delivered in exchange therefor.

(c)     Conversion of Company Capital Stock. Other than any shares of Company Capital Stock to be cancelled pursuant to Section 3.1(b), fractional shares (which shall be treated as provided in Section 3.6(e)) and any dissenting shares (as provided in Section 3.2 and subject to Section 3.3, (i) each share of Company Series A Preferred Stock outstanding immediately prior to the Effective Time shall be cancelled and extinguished and shall be converted automatically into the right to receive a number of shares of Parent Common Stock equal to the Series A Preferred Stock Exchange Ratio and (ii) each share of Company Common Stock outstanding immediately prior to the Effective Time shall be cancelled and extinguished and not be entitled to receive any shares of Parent Common Stock or any other consideration hereunder.

(d)     Company Options. Subject to the consummation of the Merger, the Company and the Board of Directors of the Company (or, if appropriate, any committee thereof) shall cause (i) effective as of five (5) Business Days immediately prior to the Effective Time to the Merger, each unexpired and unexercised Company Option, which is outstanding immediately prior to the Effective Time, to become fully vested and exercisable, (ii) the holders thereof to be entitled to exercise such Company Option to purchase shares of Company Common Stock subject to such Company Options, and each such purchased share of Company Common Stock will be treated at the Effective Time of the Merger as, and have the same rights and be subject to the same conditions hereunder as, each share of Company Common Stock pursuant to Section 3.1(c) and (iii) effective as of the Effective Time, any such Company Option that remains unexercised and outstanding to be cancelled, and any such Company Option shall no longer be exercisable by the former holder thereof, without payment of any consideration.

(e)     The Company and the Board of Directors of the Company (or, if appropriate, any committee thereof) shall take all necessary actions to effect the actions described in this Section 3.1 pursuant to the terms of the applicable Company stock plans and agreements evidencing the Company Options.

(f)     Adjustments to Exchange Ratio. The Series A Preferred Stock Exchange Ratio shall be equitably adjusted to reflect fully the effect of any stock split, reverse split, stock combinations, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Capital Stock), reorganization, reclassification, recapitalization or other like change with respect to Parent Common Stock or the Series A Preferred Stock, the effective date of which or the record date for which occurs after the date hereof and prior to the Effective Time.

(g)     Maximum Number of Shares of Parent Common Stock. Notwithstanding anything to the contrary in this Agreement, the maximum number of shares of Parent Common Stock to be issued in exchange for all shares of Company Capital Stock and Company Options which are issued and outstanding immediately prior to the Effective Time shall not exceed the Aggregate Share Number.

3.2     Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Capital Stock that are outstanding immediately prior to the Effective Time and held by a holder thereof who shall not have voted to adopt this Agreement and who properly exercises and perfects appraisal rights for such shares in accordance with Section 262 of the DGCL (the “Dissenting Shares”) will not be converted as described in Section 3.1(c) but shall be converted into the right to receive such consideration as may be determined to be due pursuant to Section 262 of the DGCL; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal and payment under the DGCL, the right of such holder to such appraisal of its shares of Company Capital Stock shall cease and such shares of Company Capital Stock shall be deemed converted as of the Effective Time into the right to receive shares of Parent Common Stock to which any such holder is entitled pursuant to Section 3.1(c), any cash in lieu of fractional shares payable to any such holder pursuant to Section 3.6(e) and any dividends or other distributions to which any such holder is entitled pursuant to Section 3.6(c). The Company shall give Parent (i) prompt notice of any written demands for appraisal received by the Company, withdrawals of such demands, and any other related instruments served pursuant to Section 262 of the DGCL and received by the Company and (ii) the opportunity to direct in compliance with all applicable Laws all negotiations and proceedings with respect to demands for appraisals under the DGCL; provided, that any definitive actions taken by the Company at the direction of Parent in respect of any such negotiations and proceedings may be conditioned upon occurrence of the Effective Time. The Company shall not, except with prior written consent of Parent, (i) voluntarily make any payment with respect to any demands for appraisal for Dissenting Shares, (ii) offer to settle, or settle, any such demands, (iii) waive any failure to timely deliver a written demand for appraisal in accordance with the DGCL or (iv) agree to do any of the foregoing.

3.3     Escrow Funds.

(a)     Prior to the Effective Time, Parent shall appoint a bank or trust company or other entity to act as the escrow agent (the “Escrow Agent”), and shall execute and deliver an escrow agreement in a form that is mutually acceptable to both Parent and the Company, in their reasonable discretion (the “Escrow Agreement”).

(i)     Pursuant to the Escrow Agreement, ten percent (10%) of the aggregate shares of Parent Common Stock (rounded up to the nearest whole share) to be issued to the Company Stockholders (the “General Escrow Shares”) at the Effective Time of the Merger (the “General Escrow Fund”) pursuant to Section 3.1(c) shall be issued in the name of, and paid to, the Escrow Agent on behalf of the Company Stockholders and retained in escrow pursuant to this Section 3.3, Article IX and the terms of the Escrow Agreement.

(ii)     Pursuant to the Escrow Agreement, ten percent (10%) of the aggregate shares of Parent Common Stock (rounded up to the nearest whole share) to be issued to the Company Stockholders (the “Tax Escrow Shares” and, together with the General Escrow Shares, the “Escrow Shares”) at the Effective Time of the Merger (the “Tax Escrow Fund,” and together with the General Escrow Fund, the “Escrow Fund”) pursuant to Section 3.1(c) shall be issued in the name of, and paid to, the Escrow Agent on behalf of the Company Stockholders and retained in escrow pursuant to this Section 3.3 and Section 7.11 and the terms of the Escrow Agreement.

(b)     On the Closing Date, Parent shall deliver to the Escrow Agent a certificate or certificates representing the General Escrow Shares. The General Escrow Fund shall be held by the Escrow Agent exclusively for the purpose of securing Parent Indemnity Claims pursuant to Article IX hereof. The General Escrow Fund shall be held by the Escrow Agent for a period of twelve (12) months after the Closing Date (the “General Escrow End Date”) under the Escrow Agreement pursuant to the terms thereof; provided, however, that only so much of the General Escrow Fund will be released to the Company Stockholders after the General Escrow End Date as having a value (for the General Escrow Shares, as determined by Section 9.7(c)) in excess of the amount of the Parent Indemnity Claims that have been made and that have been determined to be valid or not yet determined to be invalid pursuant to Article IX hereof as of the Escrow End Date. Except to the extent of such Parent Indemnity Claims which have been made and have been determined to be valid or not yet determined to be invalid pursuant to Article IX hereof, the General Escrow Shares to be delivered to Company Stockholders on or after the General Escrow End Date shall be delivered in the name of such Company Stockholders. Deliveries of shares of General Escrow Shares remaining in the General Escrow Fund at the General Escrow End Date shall be made within five (5) Business Days following the General Escrow End Date ratably in proportion to their respective contributions to the General Escrow Fund as provided in the Escrow Agreement. Each Company Stockholder who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder) shall be entitled to receive from the Exchange Agent within five (5) Business Days following the General Escrow End Date an amount of cash in accordance with Section 3.6(e). Within five (5) Business Days of the resolution of the Parent Indemnity Claims that have been made as of the General Escrow End Date and for which General Escrow Shares were held back in the General Escrow Fund pursuant to this Section 3.3(b), the remaining General Escrow Shares and cash for payment in lieu of fractional General Escrow Shares shall be delivered to Company Stockholders ratably in proportion to their respective contributions to the General Escrow Fund as provided in the Escrow Agreement. The Stockholder Representative shall provide Parent with such services and assistance as reasonably requested by Parent in satisfying its duties under this Section 3.3(b).

(c)     On the Closing Date, Parent shall deliver to the Escrow Agent a certificate or certificates representing the Tax Escrow Shares. The Tax Escrow Fund shall be held by the Escrow Agent exclusively for the purpose of securing Tax Liability claims owed to Parent pursuant to Section 7.11 hereof (the “Tax Liability Claims”). The Tax Escrow Fund shall be held by the Escrow Agent until the later of (i) the Closing or (ii) the delivery of a Final Tax Audit Report, under the Escrow Agreement pursuant to the terms thereof; provided, however, that only so much of the Tax Escrow Fund will be released to the Company as having a value (for the Tax Escrow Shares, as determined by Section 9.7(c)) in excess of the amount of the Tax Liability Claims and any other amounts owed to Parent pursuant to Section 7.11. The Tax Escrow Shares shall be delivered to Company Stockholders in the name of such Company Stockholders. Deliveries of Tax Escrow Shares remaining in the Tax Escrow Fund in excess of the Tax Liability Claims shall be made within five (5) Business Days following the payment to the Parent pursuant to Section 7.11(b) ratably in proportion to their respective contributions to the Tax Escrow Fund as provided in the Escrow Agreement. Each Company Stockholder who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder) shall be entitled to receive from the Exchange Agent within five (5) Business Days following payment to the Parent pursuant to Section 7.11(b) an amount of cash in accordance with Section 3.6(e). The Stockholder Representative shall provide Parent with such services and assistance as reasonably requested by Parent in satisfying its duties under this Section 3.3(c).

3.4     Miscellaneous Provisions Relating to the Escrow.

(a)     Any shares of Parent Common Stock, dividends thereon, or other equity equivalents issued or distributed by Parent in respect of Escrow Shares which have not been released from the Escrow Fund shall be added to, and shall be deemed, Escrow Shares.

(b)     The adoption of this Agreement and the approval of the Merger by the Company Stockholders shall constitute approval of the Escrow Agreement and of all arrangements relating thereto, including, without limitation, the placement of the Escrow Fund in escrow and the appointment of the Escrow Agent and the Company Stockholder Representative.

3.5     Company Stockholder Representative.

(a)     Nicolas Simon, III, shall be the Company Stockholder Representative and as such shall serve as and have all powers as agent and attorney-in-fact of each Company Stockholder, for and on behalf of such Company Stockholders: (i) to give and receive notices and communications, (ii) to have authority to agree to, negotiate, enter into settlements and compromises of, and demand mediation and arbitration and comply with orders of courts and awards of arbitrators with respect to any disputes involving any Parent Indemnity Claims made by Parent and the retaining of any portion of the Escrow Fund by Parent thereunder, (iii) to litigate, mediate, arbitrate, defend, enforce or to take any other actions and execute any documents that the Company Stockholder Representative deems advisable in connection with enforcing any rights or obligations or defending any claim or action under this Agreement or the Escrow Agreement on behalf of the Company Stockholders or their property or against any Person who has caused a loss or damage to the Company Stockholders in connection with the transactions contemplated herein, (iv) to sign receipts, consents, or other documents to effect the transactions contemplated hereby, (v) to have the authority to withhold or direct the disposition of the Escrow Fund pursuant to Section 3.5(e) and (vi) to take any and all actions necessary or appropriate in the judgment of the Company Stockholder Representative for the accomplishment of the foregoing. If Nick Simon ceases to act as Company Stockholder Representative for any reason, such Company Stockholder Representative or his agent shall notify Parent of such Company Stockholder Representative’s intent to resign as Company Stockholder Representative, at least thirty (30) days prior to the effective date of such resignation, and the Company Stockholders entitled to receive a majority of the Escrow Shares shall, by written notice to Parent, appoint a successor Company Stockholder Representative within thirty (30) days. Notice or communications to or from any Company Stockholder Representative shall constitute notice to or from each of the Company Stockholders.

(b)     Subject to Section 3.5(a), in the event of: (i) the death or permanent disability of the Company Stockholder Representative, (ii) his, her or its resignation as a Company Stockholder Representative, or (iii) the removal of the Company Stockholder Representative by Company Stockholders entitled to receive a majority of the Escrow Shares, a successor Company Stockholder Representative shall be elected by the Company Stockholders entitled to receive a majority of the Escrow Shares. Each successor Company Stockholder Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Company Stockholder Representative, and the term “Company Stockholder Representative” as used herein shall be deemed to include successor Company Stockholder Representatives.

(c)     The Company Stockholder Representative may, in all questions arising under this Agreement and the Escrow Agreement, rely on the advice of counsel, and shall not be liable to the Company Stockholders for any action taken or not taken as a Company Stockholder Representative in the absence of such Company Stockholder Representative’s willful misconduct.

(d)     A decision, act, consent or instruction of the Company Stockholder Representative shall constitute a decision of all the Company Stockholders, and shall be final, binding and conclusive upon each of the Company Stockholders, and Parent, the Company and the Escrow Agent may rely upon any decision, act, consent or instruction of the Company Stockholder Representative as being the decision, act, consent or instruction of each and all of the Company Stockholders. Parent, the Company and the Escrow Agent are relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction. Although the Company Stockholder Representative shall not be obligated to obtain instructions from the Company Stockholders prior to any decision, act, consent or instruction, if, and to the extent that, the Company Stockholder Representative receives any written instructions from the Company Stockholders entitled to receive a majority of the Escrow Shares held by the Escrow Agent, the Company Stockholder Representative shall comply with such instructions.

(e)     The Company Stockholders shall share, on a pro rata basis in relation to their holdings of Parent Common Stock immediately after the Effective Time, the professional fees and expenses of any attorney, accountants or other advisors retained by the Company

Stockholder Representative in connection with any action taken or not taken as a Company Stockholder Representative.

(f)     The Company Stockholders shall jointly and severally indemnify, defend and save harmless the Company Stockholder Representative and its members, managers, directors, officer, agents and employees from and against any and all loss, liability or expense (including the fees and expenses of in house or outside counsel and experts and their staffs and all expense of document location, duplication and shipment) arising out of or in connection with the Company Stockholder Representative’s execution and performance of this Agreement, to the extent that such loss, liability or expense is finally adjudicated to have been primarily caused by the gross negligence or willful misconduct of the Company Stockholder Representative. The Company Stockholders acknowledge and agree that the foregoing indemnities shall survive the resignation or removal of the Company Stockholder Representative or the termination of this Agreement.

3.6     Exchange of Certificates.

(a)     Exchange Agent. Immediately following the Effective Time, Parent shall deposit with Mellon Bank, N.A., or such other bank or trust company as may be designated by Parent and the Company (the “Exchange Agent”), for the benefit of the Company Stockholders, for exchange in accordance with this Article III, through the Exchange Agent, certificates representing the shares of Parent Common Stock issuable pursuant to Section 3.1 in exchange for outstanding shares of Company Capital Stock together with amounts sufficient in the aggregate to provide all funds necessary for the Exchange Agent to make payments in lieu of fractional shares pursuant to Section 3.6(e) (such shares of Parent Common Stock and funds, together with any dividends or distributions with respect thereto with a record date after the Effective Time, being hereinafter referred to as the “Exchange Fund”).

(b)     Exchange Procedure. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates (the “Certificates”), which immediately prior to the Effective Time represented outstanding shares of Company Capital Stock, other than shares to be canceled or retired in accordance with Section 3.1(b) or dissenting shares pursuant to Section 3.2: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock which such holder has the right to receive pursuant to the provisions of this Article III, cash in lieu of fractional shares pursuant to Section 3.6(e) and any dividends or other distributions to which the holder is entitled to pursuant to Section 3.6(c) and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Capital Stock which is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent

Common Stock may be issued to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the issuance of shares of Parent Common Stock to a Person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.6, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing the appropriate number of whole shares of Parent Common Stock, cash in lieu of any fractional shares of Parent Common Stock pursuant to Section 3.6(e) and dividends and other distributions pursuant to Section 3.6(c). No interest will be paid or will accrue on any cash payable in lieu of any fractional shares of Parent Common Stock.

(c)     Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 3.6(e) until the surrender of such Certificate in accordance with this Article III. Subject to the effect of applicable Laws, following surrender of any such Certificate, there shall be paid to the holder of the certificate representing whole shares of Parent Common Stock issued in exchange therefor, without interest at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 3.6(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock.

(d)     No Further Ownership Rights in Company Capital Stock. All shares of Parent Common Stock issued or cash paid upon the surrender for exchange of Certificates in accordance with the terms of this Article III (including any cash paid pursuant to Section 3.6(e)) shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the shares of Company Capital Stock theretofore represented by such Certificates, and there shall be no further registration of transfers on the stock transfer books of the Surviving Entity of the shares of Company Capital Stock which were outstanding immediately prior to the Effective Time of the Merger. If, after the Effective Time of the Merger, Certificates are presented to the Surviving Entity for any reason, they shall be canceled and exchanged as provided in this Article III, except as otherwise provided by law.

(e)     No Fractional Shares.

(i)     No certificate representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent.

(ii)     Each holder of a Certificate issued and outstanding at the Effective Time of the Merger who would otherwise be entitled to receive a fractional share of Parent Common Stock upon surrender of such Certificate for exchange pursuant to this Article III (after taking into account all shares of Company Capital Stock then held by such holder) shall receive, in lieu thereof, cash in an amount equal to the value of such fractional share, which shall be equal to the fraction of a share of Parent Common Stock that would otherwise be issued multiplied by the Parent Common Stock Per Share Value.

(iii)     As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Certificates with respect to any fractional share interests, Parent shall promptly pay such amounts, without interest, to such holders of such Certificates subject to and in accordance with this Article III.

(f)     No Liability. None of Parent, Merger Sub or the Company shall be liable to any Person in respect of any shares of Parent Common Stock (or dividends or distributions with respect thereto), cash to be distributed in lieu of fractional shares, delivered or paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g)     Lost Certificates. Notwithstanding anything to the contrary set forth in this Section 3.6, in the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the written agreement of such Person to indemnify Parent against any claim that may be made against it with respect to such Certificate, Parent will issue in exchange for such lost, stolen or destroyed Certificate, Parent Common Stock, and any cash in lieu of fractional shares and any unpaid dividends or distributions with respect to such Parent Common Stock, to which they are entitled pursuant hereto.

(h)     Withholding Rights. Parent and its agents shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any former holder of shares of Company Common Stock such amounts as Parent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law, or any court order. To the extent that amounts are so withheld by Parent or its agents, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Company Stockholders in respect of which such deduction and withholding was made by Parent or its agents.

3.7     Calculation of Company Net Cash.

(a)     “Determination Date” for the purposes of this Section 3.7 shall mean the date that is ten (10) Business Days prior to the anticipated date for Closing, but in no event later than August 31, 2008, as agreed upon by the Company and Parent (the “Anticipated Closing Date”). On the third (3rd) Business Day after the Determination Date, the Company shall deliver to Parent a schedule (the “Company Net Cash Schedule”) setting forth, in reasonable detail, the Company’s calculation of Company Net Cash (using an estimate of the Company’s accounts payable and accrued expenses as of such date and determined in a manner substantially consistent with the manner in which such items were determined for the Company’s most recent audited financial statements) (the “Company Net Cash Calculation”) as of the Determination Date. Upon delivery, the accuracy of the Company Net Cash Schedule shall be certified by the Company’s Chief Financial Officer. If at any time subsequent to the delivery of the Company Net Cash Schedule, the Company determines that such schedule or the Company Net Cash Calculation set forth therein contained any error, misrepresentation or miscalculation, the

Company shall promptly following discovery of such error, misrepresentation or miscalculation deliver to Parent a revised Company Net Cash Schedule, the accuracy of which revised schedule shall be certified by the Company’s Chief Financial Officer. The Company shall make the work papers and back-up materials used in preparing the Company Net Cash Schedule available to Parent and Representatives at reasonable times and upon reasonable notice.

(b)     Within three (3) Business Days after the Company delivers the Company Net Cash Schedule (the “Response Date”), Parent shall have the right to dispute any part of such Company Net Cash Schedule, and the Company Net Cash Calculation set forth herein by delivering a written notice to that effect to the Company (a “Dispute Notice”). Any Dispute Notice shall identify in reasonable detail the nature of any proposed revisions to the Company Net Cash Calculation.

(c)     If on or prior to the Response Date, (i) Parent notifies the Company in writing that it has no objections to the Company Net Cash Calculation or (ii) Parent fails to deliver a Dispute Notice as provided in Section 3.7(b), then the Company Net Cash Calculation as set forth in the Company Net Cash Schedule shall be deemed to have been finally determined for purposes of this Agreement and to represent the Company Net Cash at the Determination Date for purposes of Sections 8.2(f) and 10.1(h) hereto.

(d)     If Parent delivers a Dispute Notice on or prior to the Response Date, then the Company and Parent shall promptly meet and attempt in good faith to resolve the disputed item(s) and negotiate an agreed-upon determination of Company Net Cash, which agreed upon Company Net Cash amount shall be deemed to have been finally determined for purposes of this Agreement and to represent the Company Net Cash at the Determination Date for purposes of Sections 8.2(f) and 10.1(h) hereto.

(e)     If the Company and Parent are unable to negotiate an agreed-upon determination of Company Net Cash at the Determination Date pursuant to Section 3.7(d) within three (3) Business Days after delivery of the Dispute Notice (or such other period as the Company and Parent may mutually agree upon), then the Company and Parent shall jointly select an independent auditor of recognized national standing (the “Accounting Firm”) to resolve any remaining disagreements as to the Company Net Cash Calculation. The Company shall promptly deliver to the Accounting Firm the work papers and back-up materials used in preparing the Company Net Cash Schedule, and the Company and Parent shall use their best efforts to cause the Accounting Firm to make its determination within fifteen (15) Business Days of accepting its selection. Parent and the Company shall be afforded the opportunity to present to the Accounting Firm any material related to the unresolved disputes and to discuss the issues with the Accounting Firm; provided, however, that no such presentation or discussion shall occur without the presence of a Representative of each of Parent and the Company. The determination of the Accounting Firm shall be limited to the disagreements submitted to the Accounting Firm. The determination of the amount of Company Net Cash made by the Accounting Firm shall be deemed to have been finally determined for purposes of this Agreement and to represent the Company Net Cash at the Determination Date for purposes of Sections 8.2(f) and 10.1(h) hereto. The fees and expenses of the Accounting Firm shall be allocated between the Company and Parent in the same proportion that the disputed amount of the Company Net Cash that was unsuccessfully disputed by such Party (as finally determined by the Accounting Firm) bears to the total disputed amount of the Company Net Cash amount.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent that the statements contained in this Article IV are true, correct and complete as of the date of this Agreement and will also be correct and complete as of the Closing Date, except as set forth in the disclosure letter delivered to Parent on the date hereof (the “Company Disclosure Letter”). The Company Disclosure Letter is arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Article IV, and the disclosures in any such paragraph of the Company Disclosure Letter shall qualify the corresponding paragraph in this Article IV and such other paragraphs in this Agreement only to the extent it is readily apparent from the text of such disclosure that such other paragraph is also qualified.

4.1     Organization, Standing and Power; Organizational Documents. The Company has been duly incorporated or formed and is validly existing and in good standing under the Laws of the State of Delaware and has the requisite power and authority to carry on its business as now being conducted and proposed to be conducted prior to the Closing. The Company is duly qualified and in good standing to do business in each jurisdiction in which the failure to be so qualified would have a Company Material Adverse Effect. The copies of the Company’s Organizational Documents and all minute books of the Company which were previously furnished to Parent are true, complete and correct copies of as of the date of this Agreement. The Company is not in violation of its Organizational Documents in any material respects. True and complete copies of all minute books of the Company have been made available to Parent.

4.2     Capital Structure.

(a)     The authorized capital stock of the Company consists of (i) 55,800,000 shares of Company Common Stock, of which 13,621,874 shares are issued and outstanding as of the date hereof, and (ii) 32,900,000 shares of Company Series A Preferred Stock, of which 32,100,000 shares are issued and outstanding as of the date hereof. All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive or first refusal rights created by statute, the Organizational Documents of the Company or any agreement or document to which the Company is a party or by which it is bound. As of the date hereof, the outstanding shares of Company Series A Preferred Stock are convertible into 32,100,000 shares of Company Common Stock. As of the date hereof, there is a warrant (the “Warrant”) outstanding to purchase 500,000 shares of Company Series A Preferred Stock. The Company has reserved an aggregate of (i) 32,900,000 shares of Company Common Stock for issuance upon conversion of the Company Series A Preferred Stock and (ii) 500,000 shares of Company Series A Preferred Stock upon exercise of the outstanding Warrant. The Company has reserved an aggregate of 7,000,000 shares of Company Common Stock for issuance pursuant to the Company’s 2004 Equity Incentive Plan, under which, as of the date hereof, there are outstanding Company Options to purchase an aggregate of 4,554,926 shares of Company Common Stock and 2,323,200 shares of Company Common Stock are available for grant. As of the date hereof, no shares of Company Common Stock are subject to outstanding Company Options issued outside of any stock incentive or similar plan of the Company, and no shares of Company Common Stock have been reserved for issuance upon the exercise of such Company Options. All shares of Company Common Stock subject to issuance upon the exercise of Company Options outstanding as of the date hereof, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable.

(b)     Section 4.2(b) of the Company Disclosure Letter sets forth, as of the date hereof, a complete and accurate list of the Company Stockholders as reflected in the Company’s books and records, setting forth the number of shares of Company Capital Stock held by each Company Stockholder. Section 4.2(b) of the Company Disclosure Letter also sets forth as of the date hereof, a list of all holders of record of the outstanding Warrant and Company Options (excluding any Company Options exercised as of the date hereof) as reflected in the Company’s books and records, indicating with respect to each Warrant or Company Option, the exercise price, date of grant, and, with respect to Company Options, the stock incentive plan under which such Company Option was granted or, if granted outside of such plans, a reference to the agreement to which such Company Option was granted. Section 4.2(b) of the Company Disclosure Letter sets forth the number of shares of Parent Common Stock, if any, each Company Stockholder or holder of the Warrant or Company Options is entitled to receive pursuant to this Agreement. Holders of Company Common Stock are not entitled to receive shares of Parent Common Stock, or any other consideration, pursuant to the terms of this Agreement.

(c)     Except as set forth in Section 4.2(b) of the Company Disclosure Letter, there are no outstanding (i) shares of capital stock, membership interest or other Equity Interests of the Company (including any capital stock equivalents), (ii) securities of the Company convertible into or exchangeable for shares of capital stock, membership interests or voting securities of the Company, (iii) options, preemptive or other rights to acquire from the Company, and no obligation of the Company, to issue any capital stock, voting securities or securities convertible into or exchangeable for capital stock, membership interest or voting securities of the Company and (iv) equity equivalent interest in the ownership or earnings of the Company or other similar rights. There are no obligations, contingent or otherwise, of the Company to repurchase, redeem or otherwise acquire any shares of the Company Capital Stock or to provide funds to or make any material investment (in the form of a loan, capital contribution or otherwise) in any Person. The Company is not a party to any employment or other agreements and has not made any offers for employment that contemplate or obligate the Company to grant any options or issue any Equity Interests of the Company. There are no voting trusts, proxies or other voting agreements or understandings to which the Company is a party or by which it is bound with respect to the issued or unissued Company Capital Stock or other Equity Interests of the Company.

(d)     No bonds, debentures, notes or other indebtedness of the Company having the right to vote on any matters on which shareholders or equity holders may vote are issued or outstanding.

4.3     Subsidiaries. The Company has, and prior to the Closing will have, no Subsidiaries and does not (and prior to the Closing will not) otherwise hold any equity, membership, partnership, joint venture or other Equity Interest in any Person.

4.4     Authority; No Conflicts.

(a)     The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions to which it is a party that are contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation of the transaction contemplated by this Agreement by the Company have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company, subject, in the case of consummation of the Merger only, to the adoption of this Agreement and the approval of the Merger by the stockholders of the Company pursuant to the Required Stockholder Vote, and no other stockholder vote is necessary, to authorize this Agreement and the Related Agreements or to consummate the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally and by general equity principles. The Board of Directors of the Company has unanimously (i) determined that the Merger is advisable and fair to, and in the best interests of, the Company and the Company Stockholders, (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement and has deemed this Agreement advisable and (iii) has determined to recommend adoption of this Agreement and the approval of the Merger by the Company Stockholders (collectively, the “Company Board Recommendation”). The Company Board Recommendation has not been rescinded, revoked or adversely modified.

(b)     The affirmative vote of the holders of a majority of the outstanding shares of Company Capital Stock and sixty-six and two thirds (66 2/3%) of the holders of Company Series A Preferred Stock as required by the Company’s Organizational Documents and the DGCL (the “Required Stockholder Vote”), is the only vote of the holders of any class or series of the Company securities necessary to approve the Merger, this Agreement, the Related Agreements and the transactions contemplated hereby.

(c)     Except as set forth in Section 4.4(c) of the Company Disclosure Letter, the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement and the consummation of the transactions contemplated herein by the Company will not, (i) conflict with or violate any provision of the Company’s Organizational Documents, (ii) assuming that all consents, approvals, authorizations and permits described in Section 4.4(d) have been obtained and all filings and notifications described in Section 4.4(d) have been made, conflict with or violate any Law applicable to the Company or by which any property or asset of the Company is bound or affected or (iii) require any consent or approval under, result in any breach of or any loss of any benefit under, constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, Permit or other instrument or obligation, except in the case of clause (iii) for any such consent, approval, breach, loss or default which would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

(d)     The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement and the transactions contemplated herein by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or any other Person, except (i) under the Securities Act, any applicable Blue Sky Law, the rules and regulations of the Exchanges, and the filing and recordation of the Certificate of Merger as required by the DGCL and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications to a Person other than a Governmental Entity, would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

(e)     At the Closing, Parent shall own all of the issued and outstanding shares of capital stock or membership interests of the Company, free and clear of any and all Encumbrances.

4.5     Financial Statements.

(a)     The Company has delivered to Parent: (i) the audited consolidated balance sheets of the Company as of December 31 for the fiscal years 2005 through 2007 (the “Balance Sheets”), and the related statements of income, stockholders’ equity, and cash flows for each of the fiscal years then ended, including in each case the notes thereto, together with the auditors’ report thereon of PWC (the “Audited Financial Statements”), and (ii) the unaudited consolidated balance sheet of the Company as of March 31, 2008 (the “Interim Balance Sheet”) and the related unaudited statements of income, stockholders’ equity and cash flows for the period then ended (the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”).

(b)     Each of the Financial Statements (including, in each case, any notes thereto) (i) was prepared in accordance GAAP in effect at the time of such preparation applied on a consistent basis throughout the periods involved (except, in the case of the Interim Financial Statements, as may be indicated in the notes to such financial statements) and (iii) fairly presented in all material respects the financial position of the Company as of the dates, and the consolidated results of its operations and cash flows for the periods, indicated (subject, in the case of the Interim Financial Statements to the absence of footnotes and normal and recurring year-end adjustments which would not be material in amount); provided that the Financial Statements do not account for any changes, adjustments, additions or other accounting that may result directly from entry into this Agreement or the transactions contemplated hereby. The books and records of the Company and each Subsidiary of the Company have been, and are being, maintained in accordance with applicable legal and accounting requirements as necessary to permit preparation of financial statements in accordance with GAAP and to maintain asset accountability.

4.6     No Undisclosed Liabilities; Net Value.

(a)     Except as set forth on Section 4.6(a) of the Company Disclosure Letter, the Company has no Liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except for: (i) Liabilities accrued or reserved against on the balance sheets included in the Audited Financial Statements or the Interim Balance Sheet, (ii) current Liabilities which have arisen after the date of the Interim Balance Sheet in the ordinary course of business consistent with past practice and which are not material in amount and (iii) Liabilities which result directly from entry into this Agreement and the transactions contemplated herein, that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(b)     The aggregate indebtedness of the Company on the date hereof is $2,450,800. There are no contracts, agreements or other documents that give rise to any indebtedness of the Company.

(c)     Section 4.6(c) of the Company Disclosure Letter sets forth (i) the Company Net Cash at Signing and (ii) the components used to calculate such amount, including the Company’s good faith estimates of the Transaction Expenses to be incurred by the Company from the date of Signing through the Closing.

4.7     Payables. Other than with respect to expenses related to the transactions contemplated by this Agreement, (i) all accounts payable of the Company have arisen in the ordinary course of business consistent with past practice, (ii) all items which are required by GAAP to be reflected as payables on the Interim Balance Sheet and on the books and records of the Company are so reflected and have been recorded in accordance with GAAP applied consistently and (iii) there has been no change since the date of the Interim Balance Sheet in the amount or delinquency of accounts payable of the Company, either individually or in the aggregate, that would reasonably be expected to have a Company Material Adverse Effect.

4.8     Compliance with Applicable Laws; Regulatory Matters.

(a)     The Company holds all necessary approvals, permits, licenses, certificates, franchises, registrations, variances, exemptions, orders and approvals of all Governmental Entities necessary for the operation of its businesses (the “Permits”). The Company is in material compliance with the terms of the Permits and all such Permits are valid and in full force and effect. To the knowledge of the Company, the Company (i) is not being and has not been conducted in, and the Company has not received any written notice that it is under investigation with respect to, violation of any Law during the past three (3) years applicable to the Company’s business, assets or properties and (ii) has filed all reports and has all licenses or registrations required to be filed with any Governmental Entity on or prior to the date hereof and relating to the Company’s business, assets or properties. The Company has not received any warning, notice, notice of violation or probable violation, notice of revocation, or other communication from or on behalf of any Governmental Entity, alleging any violation of any Permit or any applicable Law. No investigation or inquiry by any Governmental Entity with respect to the Company is pending or, to the knowledge of the Company, threatened.

(b)     To the knowledge of the Company, all reports, documents, claims, notices or approvals required to be filed, obtained, maintained, or furnished to any Governmental Entity by the Company has been so filed, obtained, maintained or furnished. All such reports, documents, claims and notices were complete and correct in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing).

(c)     Except as set forth on Section 4.8(c) of the Company Disclosure Letter, the Company has not, and to the Company’s knowledge, none of its officers, directors, or managing employees have, engaged in any activities which would be expected to result in: (i) debarment under 21 U.S.C. Section 335(a) or any similar Law, or (ii) exclusion under 42 U.S.C. Section 1320(a)(7) or any similar Law. As of the date hereof, no claims, actions, proceedings or investigations that would reasonably be expected to result in such a material debarment or exclusion are pending or threatened against the Company, or the officers, directors, or managing employees of the Company.

(d)     (i) The manufacturing operations by or on behalf of the Company have been and are being conducted in compliance with applicable Good Manufacturing Practices, and the respective counterparts thereof promulgated by Governmental Authorities in countries outside the United States, (ii) all pre-clinical, clinical and other studies and tests, conducted by or on behalf of or sponsored by the Company have been and are being conducted (A) to the extent applicable, in compliance with accepted professional standards and Law, including the Good Laboratory Practice and Good Clinical Practices and regulations or guidance of Governmental Entities and, if applicable, the requirements of the FDA Act and its applicable implementing regulations at 21 C.F.R. Parts 11, 50, 54, 56, 58, and 312, and 314 and (B) to the extent applicable, in compliance with counterpart regulations in all other countries and (iii) to the knowledge of the Company, there has been no notice or communication from any Governmental Entity, or any institutional review board, requiring the termination, suspension, or material modification of any non-clinical or clinical study.

(e)     The Company has made available and disclosed to Parent all material information in the possession of the Company concerning the active pharmaceutical ingredient, methods of manufacturing, validation, storage, safety, efficacy, side effects or toxicity (in animals or humans or otherwise), derived from any pre-clinical or clinical use, studies, investigations or tests (in animals or humans or otherwise) conducted by the Company that have been submitted to the FDA or equivalent foreign body, or studied by the Company.

4.9     Litigation. Section 4.9 of the Company Disclosure Letter sets forth a true and complete list of all litigation as of the date hereof, including reasonable detail regarding the current status of such litigation, to which the Company is or, to the Company’s knowledge, is threatened to be, a party or as to which its property or assets may be bound that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect. There is no litigation, arbitration, claim, suit, action, investigation, inquiry, notice of noncompliance, audit or proceeding by or before any Governmental Entity or arbitrator (“Action”) pending or threatened against or affecting the Company, nor have any events occurred that could give rise to an Action, nor is there any judgment, award, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect. Except as set forth in Section 4.9 of the Company Disclosure Letter, there have been no Actions by any Governmental Entity against or involving the Company during the most recent three (3) years.

4.10     Taxes.

(a)     The Company has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it. All such Tax Returns are complete and accurate in all material respects. All Taxes due and payable by the Company (whether or not shown on any Tax Return) have been paid in full. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made in writing by an authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.

(b)     There are no Liens with respect to Taxes upon any asset of the Company other than Liens for Taxes not yet due and payable.

(c)     The Company has deducted, withheld and paid to the appropriate Governmental Entity Taxes required to be deducted, withheld or paid in connection with amounts paid or owing to any employee, independent contractor, creditor, member, stockholder or other Person.

(d)     No deficiencies for Taxes of the Company have been claimed, proposed or assessed by any Governmental Entity. There is no dispute, audit, investigation, proceeding or claim concerning any Tax liability of the Company pending, being conducted, claimed, noticed, raised or threatened in writing by a Governmental Entity. There are no matters under discussion with any Tax authority, or of which the Company has knowledge, with respect to Taxes that are likely to result in an additional liability for Taxes with respect to the Company. The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, nor has any request been made in writing for any such extension or waiver. The Company has made available to the Buyer true and complete copies of all Tax Returns, examination reports, and statements of deficiencies filed, assessed against, or agreed to by the Company with respect to all Tax years from and after 2005.

(e)     No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings relating to Taxes have been entered into or issued by any Governmental Entity with or in respect of the Company.

(f)     The unpaid Taxes of the Company did not as of the date of the Financial Statements exceed the reserve for Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Interim Balance Sheet (rather than in any notes thereto). Since the date of the Interim Balance Sheet, the Company has not incurred any liability for Taxes arising (i) from extraordinary gains or losses within the meaning of GAAP, or (ii) outside of the ordinary course of business consistent with past practice.

(g)     The Company is not a party to, and does not owe any amount under, any Tax sharing, Tax indemnity or Tax allocation agreement and, after the Closing, the Company shall not be bound by any such Tax-sharing agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing.

(h)    The Company (i) has no liability for the Taxes of any Person (other than the Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) as a transferee or successor, by Contract or otherwise, and (ii) has never been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company).

(i)     The Company is not nor has ever been required to make any adjustment pursuant to Section 481(a) of the Code (or any predecessor provision) or any similar provision of state, local or foreign tax law by reason of any change in any accounting methods or otherwise, and is not expected to be required to make such an adjustment as a result of the transactions contemplated hereunder. There is no application pending with any Governmental Entity requesting permission for any changes in the Company’s accounting methods for Tax purposes. No Governmental Entity has proposed in writing any such adjustment or change in accounting method.

(j)     The Company (i) has not made an election and is not required to treat any of its assets as owned by another Person pursuant to the provisions of Section 168(f) of the Internal Revenue Code of 1954 or as tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code; (ii) has not made a consent dividend election under Section 565 of the Code; (iii) has not elected at any time to be treated as an S corporation within the meaning of Sections 1361 or 1362 of the Code; (iv) has not acquired nor owns any assets that directly or indirectly secure any debt the interest on which is tax-exempt under Section 103(a) of the Code; and (v) has not made any of the foregoing elections nor is required to apply any of the foregoing rules under any comparable state or local Tax provision.

(k)     The Company is not and has never been (i) a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code, (ii) a “personal holding company” within the meaning of Section 542 of the Code (or any similar provision of state, local or foreign law), (iii) a shareholder in a controlled foreign corporation within the meaning of Section 957 of the Code or (iv) a shareholder in a passive foreign investment company within the meaning of Section 1297 of the Code.

(l)      The Company has not entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(m)    The Company has at no time constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions described in this Agreement.

(n)     The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any (i) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date, (ii) installment sale or open transaction disposition made on or prior to the Closing Date or (iii) prepaid amount received on or prior to the Closing Date.

(o)     The Company (i) is not and has never been a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or is treated as a U.S. corporation under Section 7874(b) of the Code and (ii) was not created or organized in the United States such that the Company would be taxable in the United States as a domestic entity pursuant to Treasury Regulation Section 301.7701-5(a).

4.11   Absence of Certain Changes or Events. Since December 31, 2007, except as set forth in Section 4.11 of the Company Disclosure Letter, the Company has conducted its business in the ordinary course consistent with past practice and, since such date, there has not been: (i) a Company Material Adverse Effect or an event or development that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or (ii) any action taken by the Company, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 6.1(a).

4.12   Material Agreements.

 (a)   The Company has made available to Parent true and correct copies of the following contracts or agreements (oral or written) to which the Company is a party or by which the Company is bound (each, a “Material Agreement”):

(i)       all contracts or agreements (oral or written) under which the Company has any outstanding indebtedness, obligation or Liability for borrowed money or the deferred purchase price of property or has the right or obligation to incur any such indebtedness, obligation or Liability;

(ii)      all bonds or agreements of guarantee or indemnification under which the Company acts as surety, guarantor or indemnitor with respect to any obligation (fixed or contingent) in an individual amount or potential amount greater than $10,000 or in the aggregate more than $25,000;

(iii)     all partnership and joint venture agreements;

(iv)      all agreements relating to acquisitions or dispositions of any business or product line;

(v)       all agreements creating any obligation or commitment to purchase goods, materials or services in an amount greater than $10,000 or in the aggregate more than $25,000;

(vi)     all bonus, profit sharing, compensation, severance, termination, stock option, pension, retirement, deferred compensation, employment or other employee benefit agreements, any agreements providing for any payments upon a change in control, trusts, plans, funds or other arrangements for the benefit or welfare of any director, officer or employee of the Company;

(vii)    all leases related to real property;

(viii)   all leases related to personal property in which such personal property leases have a value in excess of $10,000 individually or $25,000 in the aggregate;

(ix)     all agreements with brokers that are not terminable by the Company upon sixty (60) days’ notice without penalty or Liability;

(x)      all material agreements related to the license or other transfer of Intellectual Property, except for non-exclusive licenses in the ordinary course of business;

(xi)     each agreement containing covenants limiting, in any material respect, the freedom of the Company to conduct business in any area or territory or line of business, to buy or sell particular goods or services, to buy or sell goods or services from any other Person or to solicit customers, employees or other service providers;

(xii)    each agreement containing a change of control provision;

(xiii)   each agreement pursuant to which the Company obtains from, or grants to, any third party the right to manufacture any product;

(xiv)    each agreement relating to the research, design, development, testing, manufacture, or clinical trials;

(xv)     all contracts or agreements which any of the benefits to any party of which will be increased, or the vesting of the benefits to any party of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or any the Related Agreements, or the value of any benefits to any party of which will be calculated on the basis of any of the transactions contemplated by this Agreement or any Related Agreement

(xvi)    any other agreement material to the Company’s business or under which the consummation of the transactions contemplated by this Agreement would constitute a default thereunder (with or without notice or lapse of time, or both) without the prior consent of or notice to another party thereto; and

(xvii)   each other agreement (or group of agreements) not discussed above, the loss of which would reasonably be expected to have, directly or indirectly, individually or in the aggregate, a Company Material Adverse Effect;

(b)       As of the date of this Agreement, the Company has made available to Parent true and complete copies of the Material Agreements identified in Section 4.12(a) of the Company Disclosure Letter. Each Material Agreement is legally valid, binding, enforceable against the Company and, to the knowledge of the Company, against each other Person party to such Material Agreement (except, in each case, as such enforceability may be limited by (i) bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors’ rights generally and (ii) the general principles of equity), and is in full force and effect.

(c)     (i) Each of the Material Contracts is valid and binding upon the Company or, as the case may be (and, to the Company’s knowledge, on all other parties thereto), in accordance with its terms and is in full force and effect, (ii) the Company has in all respects performed all obligations required to be performed by it as of the date hereof under each Material Contract and, to the Company’s knowledge, each other party to each Material Contract has in all respects performed all obligations required to be performed by it under such Material Contract, (iii) there is no breach or violation of or default by the Company under any of the Material Contracts, and (iv) no event has occurred with respect to the Company which, with notice or lapse of time or both, would constitute a breach, violation or default of, or give rise to a right of termination, modification, cancellation, foreclosure, imposition of a lien, prepayment or acceleration under, any of the Material Contracts, except for such breaches, violations, defaults, terminations, modifications, cancellations, foreclosures, impositions of a Lien, prepayments or accelerations referred to in clause (ii), (iii) or (iv), alone or in the aggregate with other such breaches, violations, defaults, terminations, modifications, cancellations, foreclosures, impositions of a lien, prepayments or accelerations referred to in clause (ii), (iii) or (iv), would be reasonably likely to have a Company Material Adverse Effect.

4.13     Employee Benefit Plans; ERISA.

(a)     Existence of Plans. Section 4.13(a) of the Company Disclosure Letter sets forth a correct and complete list of all “employee benefit plans”, as that term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and all other benefit plans, programs, agreements or arrangements, including pension, retirement, profit sharing, deferred compensation, stock option, change in control, retention, equity or equity-based compensation, stock purchase, employee stock ownership, severance pay, vacation, bonus or other incentive plans, all medical, vision, dental or other health plans, all life insurance plans, and all other material employee benefit plans or fringe benefit plans, in each case, whether oral or written, funded or unfunded, or insured or self-insured, maintained or sponsored by the Company or any Company Subsidiary, or to which the Company or any Company Subsidiary contributes or is obligated to contribute thereunder, or with respect to which the Company or any Company Subsidiary has or may have any Liability or obligation (contingent or otherwise) (the “Plans”). Neither the Company nor any of the ERISA Affiliates have announced or otherwise made any commitment to create or amend any Plan. For purposes of this Agreement, “ERISA Affiliate” means any Person that, together with the Company as of any relevant date, was or is required to be treated as a single employer under Code Section 414 or ERISA. There are no Plans which Parent or the Company will not be able to terminate immediately after the Closing in accordance with their terms and ERISA.

(b)     Multiemployer Plan. None of the Plans (i) is or was a “multiemployer plan,” as defined in Section 3(37) or 4001(a)(3) of ERISA, (ii) is or was subject to Section 412 of the Code or Section 302 or Title IV of ERISA, (iii) provides or provided post-retirement medical, health or other welfare benefits other than as required by applicable law, and (iv) is or was a “welfare benefit fund,” as defined in Section 419(e) of the Code, or an organization described in Sections 501(c)(9) or 501(c)(20) of the Code, and the Company and ERISA Affiliates do not, and have never been required to, contribute to, provide benefits or have any Liability or obligation under any such Plan, fund or organization.

(c)     Plan Descriptions. The Company has made available to Parent true and complete copies of: (i) each of the Plans, or descriptions of any unwritten Plan, including all amendments thereto, and any related funding agreements thereto (including trust agreements or insurance contracts), all of which are legally valid and binding and in full force and effect and there are no defaults thereunder, (ii) the currently effective summary plan description pertaining to each of the Plans, if any, (iii) the three (3) most recent annual reports of Form 5500 for each of the Plans (including all related schedules), if any, (iv) the most recent IRS determination letter, opinion, notification or advisory letter (as the case may be) for each Plan which is intended to constitute a qualified plan under Section 401 of the Code, and (v) for each unfunded Plan, financial statements consisting of (A) the statement of assets and liabilities of such Plan as of its most recent valuation date, and (B) the statement of changes in fund balance and in financial position or the statement of changes in net assets available for benefits under such Plan for the most recently-ended plan year, which such financial statements shall fairly present the financial condition and the results of operations of such Plan in accordance with GAAP, consistently applied, as of such dates.

(d)     Penalties; Reportable Events. Neither the Company nor any ERISA Affiliate is subject to any material Liability, Tax or penalty with respect to a Plan under ERISA or the Code, and neither the Company nor any ERISA Affiliate has any knowledge of any circumstances which reasonably might result in any such material Liability, Tax or penalty. Each Plan which is required to comply with the provisions of Sections 4980B and 4980C of the Code or the Treasury Regulations thereunder, or with the requirements referred to in Section 4980D of the Code or the Treasury Regulations thereunder, has complied in all material respects. No event has occurred which would subject any Plan to Tax under Section 511 of the Code or the Treasury Regulations thereunder

(e)     Deficiencies; Qualification. Neither the Company nor any ERISA Affiliate has any unfunded Liability under ERISA in respect of any of the Plans. All contributions required to be made by the Company or any of its ERISA Affiliates to any Plan have been made in accordance with the terms of that Plan, ERISA, the Code or any other applicable Laws. With respect to each of such Plans, at the Closing there will be no unrecorded material Liabilities in accordance with the Company’s normal accounting practices with respect to the establishment, implementation, operation, administration or termination of any such Plan, or the termination of the participation in any such Plan by the Company or any of its ERISA Affiliates. Each of the Plans which is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter, opinion, notification or advisory letter from the IRS, and has been operated in accordance with its terms and with the provisions of the Code. All of the Plans have been administered and maintained in compliance in all material respects with ERISA, the Code and all other applicable laws.

(f)     Parachute Payments. Neither this Agreement (or the consummation of the Merger), nor any Plan or other agreement or contract between the Company or any Company

Subsidiary and an employee or other individual, could reasonably be expected to result in (i) any “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code, or (ii) any obligation or Liability under Section 4999 of the Code.

(g)     COBRA. With respect to each Plan which provides health care coverage, the Company and each ERISA Affiliate have complied in all material respects with (i) the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the applicable COBRA regulations, and the California Continuation Benefits Replacement Act, as amended (“Cal-COBRA”) and (ii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 and the regulations thereunder.

(h)     Code Section 409A. There is no Plan or other contract, agreement or benefit arrangement covering any current or former employee or independent contractor of the Company which is subject to Section 409A of the Code and the Treasury Regulations thereunder and fails to comply with the requirements of Section 409A(a)(2), (3) or (4) of the Code, or under which any such current or former “service provider” (as such term is defined in Section 409A of the Code and the Treasury Regulations and Internal Revenue Service guidance thereunder) has or will become subject to taxation under Section 409A of the Code. In addition, no Company Option is subject to Section 409A of the Code.

4.14     Brokers or Finders. Except as disclosed in Section 4.14 of the Company Disclosure Letter, no agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

4.15     Real Property; Personal Property.

(a)     Section 4.15(a) of the Company Disclosure Letter contains a complete list by address of all real property leased, operated or used by the Company (collectively, the “Real Property”). The Company does not own, and has not previously owned, any real property. True and complete copies of such leases and subleases have been made available to Parent. To the knowledge of the Company, no litigation, condemnation, expropriation, eminent domain or similar proceeding affecting all or any portion of any Real Property is pending or threatened. There are no oral agreements with respect to any Real Property. Except as set forth on Section 4.15(a) of the Company Disclosure Letter, no option to extend, renew or purchase with respect to any Real Property has been exercised. No guaranty or other undertaking with respect to the performance of any obligation arising under any agreement or document related to the Real Property has been delivered by the Company.

(b)     The Company has legal and valid title to, or in the case of leased assets and properties, valid and subsisting leasehold interests in, all of the tangible personal properties and assets used in the operation of the Company’s business, free and clear of all Encumbrances, except for Permitted Encumbrances. None of the real or tangible personal property or assets owned, leased, operated or used by the Company is subject to any lease, sublease, license, sublicense or other agreement granting to any other Person any right to the use, occupancy or enjoyment of such property or any portion thereof.

4.16     Affiliated Transactions and Certain Other Agreements. Other than as set forth in Section 4.16(a) of the Company Disclosure Letter, there are no agreements or Liabilities between the Company, on the one hand, and any officer, employee, director or stockholder of the Company or Affiliates, on the other hand and no officer, employee, director or stockholder of the Company or Affiliate provides or causes to be provided any assets, services or facilities to the Company.

4.17     Environmental Matters.

(a)     The Company (i) is in material compliance with all, and is not subject to any liability with respect to any, applicable Environmental Laws, (ii) holds or has applied for all Environmental Permits necessary to conduct its current operations and (iii) is in material compliance with its respective Environmental Permits.

(b)     The Company has not received any written notice, demand, letter, claim or request for information alleging that the Company may be in violation of, or liable under, any Environmental Law, and it not aware of any unasserted claim or request.

(c)     The Company (i) has not entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials and, to the knowledge of the Company, no investigation, litigation or other proceeding is pending or threatened in writing with respect thereto or (ii) is not an indemnitor in connection with any claim threatened or asserted in writing by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Materials.

(d)     None of the real property owned or leased by the Company is listed or, to the knowledge of the Company, proposed for listing on the “National Priorities List” under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, as updated through the date hereof, or any similar state or foreign list of sites requiring investigation or cleanup.

4.18     Intellectual Property.

(a)     Section 4.18(a) of the Company Disclosure Letter sets forth all Intellectual Property owned or licensed by the Company. Each item of Intellectual Property that is shown as registered, filed, issued, or applied for in Section 4.18(a) of the Company Disclosure Letter has been duly registered in, filed in or issued by the official governmental registers and/or issuers (or officially recognized registers or issuers) for such Intellectual Property. Each such registration, filing, issuance and/or application (i) has not expired or lapsed or been abandoned or cancelled, (ii) has been maintained effective by all requisite filings, renewals and payments and (iii) remains in full force and effect.

(b)     The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not (i) constitute a breach of any instrument or agreement governing any Intellectual Property, (ii) cause the forfeiture or termination or give rise to a right of forfeiture or termination of any Intellectual Property, (iii) cause any option or license or give rise to a right to be granted an option or license to any Intellectual Property, or (iv) impair the right of the Company to exploit any Intellectual Property.

(c)     The Company owns and possesses all right, title and interest in and to (or has the right to use pursuant to a valid and enforceable license or similar agreement listed on Section 4.18(c) of the Company Disclosure Letter) all Intellectual Property that is necessary for or used or held for use in the conduct of the Company’s business as presently conducted or currently proposed to be conducted. With respect to each item of Intellectual Property, (i) the Company is the sole owner and possesses all right, title, and interest in and to the item, free and clear of any Encumbrances and (ii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the knowledge of the Company, is threatened that challenges the legality, validity, enforceability, registration, use, or ownership of the item. The Company has not received any written notice or claim during the five (5) years prior to the Closing Date (or earlier, if presently not resolved) and does not have knowledge that the conduct of the Company’s businesses as presently conducted or currently proposed to be conducted, or the exploitation of any Intellectual Property, infringes on or misappropriates the Intellectual Property Rights of any third party. The Company has not received any written notice or claim that any Intellectual Property is invalid or unenforceable, and to the knowledge of the Company, there is no basis for such a claim.

(d)     The Company has complied with the required duty of candor and good faith in dealing with the U.S. Patent and Trademark Office and any other foreign offices having similar requirements, including the duty to disclose to the U.S. Patent and Trademark Office all information believed to be material to the Intellectual Property as defined in 37 C.F.R. § 1.56.

(e)     All Intellectual Property that derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use has been maintained in confidence in accordance with protection procedures customarily used in the industry to protect rights of like importance. To the knowledge of the Company, there has been no unauthorized use or disclosure of any Intellectual Property. All former and current officers, directors, employees, personnel, consultants, advisors, agents, and independent contractors of the Company and each of its predecessors who have contributed to or participated in the conception and development of Intellectual Property for the Company have entered into valid and binding proprietary rights agreements with the Company vesting ownership of such Intellectual Property in the Company. To the knowledge of the Company, no employee of the Company has entered into any contract or agreement that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his work to anyone other than the Company. The Company has not received written notice from any current or prior directors, officers, employees, consultants or contractors of the Company claiming to have an ownership interest in any of the Intellectual Property and, to the knowledge of Company, there is no basis for such a claim.

(f)     To the knowledge of the Company, there is no infringement or misappropriation of any Intellectual Property by any third party and the Company has not asserted in writing any such claim against any third party during the five (5) years prior to the Closing Date.

(g)     Except as may be required under the agreements set forth on Section 4.18(g) of the Company Disclosure Letter, there is no requirement of the Company to pay royalties, honoraria, fees or other payments for the continued use or other exploitation of the Intellectual Property.

(h)     No complaint relating to an improper use or disclosure of, or a breach of security of, any personally identifiable information collected by Company has been made or threatened.

4.19     Employees and Labor Matters.

(a)     The Company has made available to Parent an organizational chart of executive officers and key employees.

(b)     During the past five (5) years, the Company has not experienced any work stoppage, slow-down, picket, strike, lock-out or other labor disturbance, nor is any such work stoppage, slow-down, picket, strike, lock-out or other labor disturbance presently occurring or, to the knowledge of the Company, threatened. To the knowledge of the Company, (i) there are no organizational efforts presently being made or threatened by or on behalf of any labor union with respect to any employees of the Company, and (ii) during the last five (5) years, no union or other labor organization has attempted to organize any current or former employees of the Company. Neither the Company nor any of its ERISA Affiliates are or were a party to any collective bargaining agreement.

(c)     There are no claims, controversies, labor disturbances, investigations, proceedings or complaints pending or threatened, by any Governmental Entity, any employee of the Company, any party or parties representing any such employee, or any former employer of a current employee of the Company, against the Company before any court, arbitrator or other tribunal. There are no unfair labor practice charges, charges of discrimination, wrongful termination or other similar complaints pending against the Company involving employees now or previously employed by the Company, nor, to the Company’s knowledge, do any facts or circumstances exist that could provide a reasonable basis for the same.

(d)     The Company has complied with all applicable Laws, regulations and rules relating to employees, the employment of labor, and the safety and health of employees, including without limitation, all laws, regulations and rules relating to occupational health and safety, discrimination, unemployment, wages, hours, the family and medical leave act, collective bargaining, and the collection and payment of withholding Taxes and similar Taxes. To the knowledge of the Company, no facts or circumstances exist that could provide a reasonable basis for a claim of wrongful termination by a current or former employee of the Company.

(e)     No member of the existing or prior work force of the Company has been subjected to any occupational health or safety hazard as a result of his or her service to the Company that could reasonably be expected to be materially adverse to the Company.

(f)     Section 4.19(f) of the Company Disclosure Letter contains a list of all agreements: (i) restricting the right of the Company to terminate any of its employees at-will; or (ii) requiring any payment, other than wages earned through the date of termination and accrued, unused vacation pay, upon termination of the employment of any employee of the Company. All Company employees are employed at-will.

4.20     Insurance. The Company maintains insurance coverage with reputable insurers, or maintains self-insurance practices, in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of the Company (taking into account the cost and availability of such insurance). The Company has made available to Parent all insurance policies held by the Company, or which name the Company as a beneficiary. All of such policies are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any such policy, any existing material default or event of default (or event which with notice or lapse of time or both, would constitute a material default.

4.21     Accounts Receivable. The net accounts receivable set forth on the Interim Balance Sheet, and all net accounts receivable arising since the date of the Interim Balance Sheet, represent bona fide claims of the Company against debtors for sales, services performed or other charges arising on or before the date hereof, and all the goods delivered and services performed which gave rise to said accounts were delivered or performed in accordance with the applicable orders, agreements or customer requirements. Such net accounts receivable are subject to no defenses, counterclaims or rights of setoff and are fully collectible in the ordinary course of business without cost in collection efforts therefor, except to the extent of the appropriate reserves for bad debts on accounts receivable as set forth on the Interim Balance Sheet and, in the case of accounts receivable arising since the date of the Interim Balance Sheet, to the extent of a reasonable reserve rate for bad debts on accounts receivable which is not greater than the rate reflected by the reserve for bad debts on the Interim Balance Sheet.

4.22     Absence of Certain Business Practices. Neither the Company, nor any of its directors, officers, employees or agents have directly or indirectly (i) made any contribution or gift which contribution or gift is in violation of any applicable Law, (ii) made any bribe, rebate, payoff, influence payment, kickback or other payment to any Person, regardless of form, whether in money, property or services, in violation of any Law or legal requirement, or (iii) established or maintained any fund or asset of the Company that has not been recorded in the books and records of the Company.

4.23     Books and Records. The Company has made and kept (and given Parent access to) true, correct and complete books and records and accounts, which, in reasonable detail, accurately and fairly reflect the activities of the Company as required by Section 6001 of the Code and the Treasury Regulations thereunder. The minute books of the Company previously made available to Parent accurately and adequately reflect all action previously taken by the Company Stockholders, members, board of directors and committees of the Board of Directors of the Company. The copies of the stock book records of the Company previously made available to Parent are true, correct and complete, and accurately reflect all transactions effected in the Company’s equity securities or membership interest through and including the date of this Agreement.

4.24     Foreign Corrupt Practices Act. Neither the Company nor, to the knowledge of the Company, any of its officers, directors, employees or agent thereof or any Company Stockholder thereof acting on behalf of the Company has done any act or authorized, directed or participated in any act, in violation of any provision of the United States Foreign Corrupt Practices Act of 1977, as amended, applied to such Person. Furthermore, the Company represents that it has not been limited in claiming any U.S. Tax benefits as prescribed by Section 162(c) of the Code and the Treasury Regulations thereunder.

4.25     Bank Accounts; Powers of Attorney. Section 4.25 of the Company Disclosure Letter sets forth the name of each bank in which the Company has an account, lock box or safe deposit box, the number of each such account, lock box and safe deposit box, and the names of all Persons authorized to draw thereon or have access thereto. Except as set forth in Section 4.25 of the Company Disclosure Letter, no Person holds any power of attorney from the Company.

4.26     Delaware Takeover Statute. The Company has taken all appropriate actions so that the restrictions on business combinations contained in Section 203 of the DGCL will not apply with respect to or as a result of this Agreement or any Related Agreement and the transactions contemplated hereby and thereby, without any further action on the part of the stockholders of the Company or the Company’s Board of Directors. True and complete copies of all resolutions of the Company’s Board of Directors reflecting such actions have been previously provided to Parent. No other state takeover statute or similar statute or regulation is applicable to or purports to be applicable to the transactions contemplated by this Agreement or any Related Agreement.

4.27     Disclosure. No representation or warranty of the Company in this Agreement and no statement in the Company Disclosure Letter omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading. No notice given pursuant to Section 6.4 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent represents and warrants to the Company that the statements contained in this Article V are correct and complete as of the date of this Agreement and will also be correct and complete as of the Closing Date, except as set forth in the disclosure letter delivered to the Company on the date hereof (the “Parent Disclosure Letter”). The Parent Disclosure Letter is arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Article V, and the disclosures in any such paragraph of the Parent Disclosure Letter shall qualify the corresponding paragraph in this Article V and such other paragraphs in this Agreement only to the extent it is readily apparent from the text of such disclosure that such other paragraph is also qualified.

5.1     Organization, Standing and Power. Parent is duly incorporated and is validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authority to carry on its business as now being conducted. Parent is duly qualified and in good standing to do business in each jurisdiction in which the failure to be so qualified would have a Company Material Adverse Effect. The copies of Parent’s Organizational Documents are true, complete and correct copies of such documents as in effect on the date of this Agreement. Section 5.1 of the Parent Disclosure Letter sets forth a complete and accurate list of each of Parent’s Subsidiaries.

5.2     Capitalization. The authorized capital stock of Parent consists of (i) 100,000,000 shares of Parent Common Stock, of which 10,341,484 shares are issued and outstanding as of the date hereof, (ii) 1 share of Class B Common Stock, par value $0.001 per share, of which no shares are issued and outstanding as of the date hereof, and (iii) 10,000,000 shares of preferred stock, par value $0.001 per share, of which no shares are issued and outstanding as of the date hereof. All outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive or first refusal rights created by statute, the Organizational Documents of Parent or any agreement or document to which Parent is a party or by which it is bound. As of the date hereof, Parent has reserved (i) an aggregate of 1,836,611 shares of Parent Common Stock for issuance upon exercise of options to acquire shares of Parent Common Stock, (ii) an aggregate of 58,987 shares of Parent Common Stock for issuance upon exercise of outstanding warrants to acquire shares of Parent Common Stock at an exercise price of $15.26 per share and (iii) an aggregate of 519,337 shares of Parent Common Stock reserved for issuance pursuant to Parent’s 2007 Incentive Award Plan.

5.3     Issuance of Parent Common Stock. The shares of Parent Common Stock to be issued pursuant to the Merger, when issued, will be duly authorized, validly issued, fully paid, non-assessable and issued in compliance with applicable federal and state securities Laws, subject to the truth and accuracy of the representations made by the Company in Section 4.2.

5.4     Subsidiaries. Except for the Australian Subsidiaries discussed in Section 5.5, each Subsidiary is duly organized, validly existing and, where applicable, in good standing under the laws of its jurisdiction of organization and has the requisite power and authority to own, lease, license and operate its assets and properties and to carry on its business as it is now being conducted, and each Subsidiary is qualified to transact business, and is in good standing, in each jurisdiction in which the properties owned, leased, licensed or operated by it, or the nature of the business conducted by it, makes such qualification necessary.

5.5     Australian Subsidiaries. Each Australian Subsidiary is duly incorporated and validly exists under the laws of Australia, and has the requisite power and authority to own, lease, license and operate its assets and properties and to carry on its business as it is now being conducted, and each Australian Subsidiary is qualified to transact business in each jurisdiction in which the properties owned, leased, licensed or operated by it, or the nature of the business conducted by it, makes such qualification necessary.

5.6     Authority; No Conflicts.

(a)     Each of Parent and the Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions to which it is a party that are contemplated by this Agreement. The execution and delivery of this Agreement by Parent and the Merger Sub and the consummation of the transaction contemplated by this Agreement by Parent and the Merger Sub have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Parent and the Merger Sub, subject, in the case of consummation of the Merger only, to the adoption of this Agreement and the approval of the Merger by the stockholders of Parent and the Merger Sub, and no other stockholder vote is necessary, to authorize this Agreement and the Related Agreements or to consummate the transactions contemplated hereby or thereby.

(b)     This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes a valid and binding agreement of Parent and Merger Sub, enforceable against each of them in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally and by general equity principles.

(c)     The execution and delivery of this Agreement by Parent and the Merger Sub does not, and the performance of this Agreement and the consummation of the transactions contemplated herein by Parent and the Merger Sub will not, (i) conflict with or violate any provision of Parent’s or Merger Sub’s Organizational Documents, (ii) assuming that all consents, approvals, authorizations and permits described in Section 5.6(d) have been obtained and all filings and notifications described in Section 5.6(d) have been made, conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of Parent or Merger Sub is bound or affected or (iii) require any consent or approval under, result in any breach of or any loss of any benefit under, constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, Permit or other instrument or obligation, except in the case of clause (iii), for any such consent, approval, breach, loss or default which would not, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect.

(d)     The execution and delivery of this Agreement by Parent and Merger Sub does not, and the performance of this Agreement and the transactions contemplated herein by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or any other Person, except (i) under the Securities Act, any applicable Blue Sky Law, the rules and regulations of the Exchanges, the Australian Corporations Act and the filing and recordation of the Certificate of Merger as required by the DGCL and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications to a Person other than a Governmental Entity, would not, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect.

5.7     Information Statement; Financial Statements.

(a)     All information in the Information Statement will be accurate at the time the Information Statement is supplied to the Company by Parent and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which such statements were made; provided, however, Parent makes no representation as to the accuracy of any information supplied by the Company for inclusion in the Information Statement. The audited consolidated financial statements and unaudited interim consolidated financial statements (including, in each case, the notes, if any, thereto) of Parent to be included in the Information Statement, to the extent they relate solely to Parent, will comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended.

(b)     The audited consolidated financial statements and unaudited interim consolidated financial statements (including, in each case, the notes, if any, thereto) of Parent to be included in the Information Statement, to the extent they relate solely to Parent, comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended.

5.8     Litigation. As of the date hereof, (i) there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of Parent, threatened in writing against Parent or any of its Subsidiaries and (ii) neither Parent nor any of its Subsidiaries is subject to any outstanding Order, writ, judgment, injunction or decree of any Governmental Entity which, in the case of (i) or (ii), would, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect.

5.9     Absence of Certain Changes or Events. Since March 31, 2008, except as specifically contemplated by, or as disclosed in, this Agreement or in Section 5.9 of the Parent Disclosure Letter, Parent has not experienced a Parent Material Adverse Effect or an event or development that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

5.10     Ownership of Merger Sub; No Prior Activities.

(a)     Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.

(b)     All of the outstanding capital stock of Merger Sub is owned directly by Parent. There are no options, warrants or other rights (including registration rights), agreements, arrangements or commitments to which Merger Sub is a party of any character relating to the issued or unissued capital stock of, or other Equity Interests in, Merger Sub or obligating Merger Sub to grant, issue or sell any shares of the capital stock of, or other Equity Interests in, Merger Sub, by sale, lease, license or otherwise. There are no obligations, contingent or otherwise, of Merger Sub to repurchase, redeem or otherwise acquire any shares of the capital stock of Merger Sub.

(c)     Except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, through any Subsidiary or Affiliate, any obligations or Liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

5.11     Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

5.12     Affiliated Transactions and Certain Other Agreements. Except as set forth on Section 5.12 of the Parent Disclosure Letter, no event has occurred that would be required to be reported by Parent pursuant to Item 404 of Regulation S-K promulgated by the SEC.

ARTICLE VI.

COVENANTS RELATING TO CONDUCT OF BUSINESS

6.1     Covenants of the Company. The Company agrees that, between the date of this Agreement and the Effective Time (except as expressly contemplated or permitted by this Agreement, as set expressly forth in the Company Disclosure Letter delivered as of the date hereof, or to the extent that Parent shall otherwise consent in writing, in its sole and absolute discretion) the Company shall carry on its business in the usual, regular and ordinary course consistent with past practice, shall not enter into any contracts or arrangements other than in the ordinary course of its business consistent with past practice, and shall use all reasonable efforts to keep available the services of the current officers, key employees and consultants of the Company and preserve intact its present business organizations and preserve its relationships with suppliers and other Persons with which the Company has significant business relations as is necessary to preserve substantially intact its business organization. Without limiting the foregoing, and as an extension thereof, the Company shall not (unless required by applicable Law) between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, any of the following without the prior written consent of Parent, which shall not be unreasonably withheld:

(a)     (i) declare or pay any dividends on or make any other distributions in respect of any Company Capital Stock, (ii) split, combine or reclassify any Company Capital Stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of Company Capital Stock or (iii) repurchase, redeem or otherwise acquire any shares of Company Capital Stock or any securities convertible into or exercisable for any shares of Company Capital Stock;

(b)     issue, grant, deliver or sell, or authorize or propose the issuance, grant, delivery or sale of, any shares of Company Capital Stock of any class or any Equity Interests, or enter into any agreement with respect to any of the foregoing;

(c)     amend or propose to amend its Organizational Documents;

(d)     (i) incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or guarantee any debt securities of other Persons, (ii) make any loans, advances or capital contributions to, or investments in, any other Person, (iii) pay, discharge or satisfy any claims, Liabilities or obligations other than in the ordinary course of business consistent with past practice or (iv) enter into any derivative contracts, investments in marketable securities, payments, discharges or satisfactions;

(e)     Other than as set forth on Schedule 6.1(e), (i) pre-pay any long-term debt, (ii) except in the ordinary course of business, pay, discharge or satisfy any claims, Liabilities or obligations, (iii) accelerate or delay collection of notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business consistent with past practice or (iv) delay or accelerate payment of any accounts payable in advance of or beyond its due date or the date such liability would have been paid in the ordinary course of business consistent with past practice;

(f)     (i) increase the compensation payable or to become payable to any of its executive officers or employees, (ii) other than as set forth in Schedule 6.1(f), grant any rights to severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of the Company, or grant any rights to severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of the Company, or establish, adopt, enter into or amend any Plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except to the extent required by applicable Law or the terms of a collective bargaining agreement in existence on the date of this Agreement, (iii) adopt any new Plan, or (iv) amend or modify, or accelerate the vesting, exercisability or funding of, any Plan, except as required by Law;

(g)     acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) or agree to acquire: (i) any business or any corporation, partnership, limited liability company, joint venture, association or other business organization or division thereof or (ii) any assets that would be material, individually or in the aggregate, to the Company;

(h)     sell, pledge, lease, transfer, guarantee, license, mortgage or otherwise Encumber or subject to any Lien or otherwise dispose of any of the Company’s property or assets (including Intellectual Property);

(i)     write off any notes or accounts receivable;

(j)     adopt or change any accounting methods, principles or practices, except as required by GAAP;

(k)     reduce the amount of any insurance coverage provided by its existing insurance policies;

(l)     terminate or waive any contractual right of substantial value;

(m)     make any new or change in any Tax election, settlement or compromise of any claim, notice, audit report or assessment in respect of Taxes, change in any annual Tax accounting period, adoption or change in any method of Tax accounting, filing of any amended Tax Return, entrance into any tax allocation agreement, tax sharing agreement, tax indemnity agreement or closing agreement relating to any Tax, surrender of any right to claim a Tax refund, or consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment;

(n)     incur or enter into any agreement or commitment in excess of $10,000 individually or $15,000 in the aggregate;

(o)     make or agree to make any new capital expenditure or expenditures, except pursuant to the budget set forth on Schedule 6.1(o) hereto;

(p)     hire any employee or consultant;

(q)     enter into or amend any agreement pursuant to which any other party is granted any exclusive marketing or other exclusive right of any type or scope with respect to any of the Company’s product candidates or technology;

(r)     (i) enter into any agreement that would be a Material Agreement to the Company, or (ii) terminate or amend any Material Agreement listed in Section 4.12(a) of the Company Disclosure Letter or take any action that would result in, or reasonably be expected to lead to, a default (with or without notice, lapse of time or both) under, amendment or termination of such Material Agreements;

(s)     take any action to exempt any Person or make any Person not subject to: (i) the provisions of Section 203 of the DGCL or (ii) any other state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares;

(t)     enter into any agreement, contract, commitment or arrange to do any of the foregoing, or to authorize or announce an intention to do any of the foregoing; and

(u)     take any action that could reasonably be expected to result in: (i) any of the representations or warranties of the Company set forth in this Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect or (iii) any of the conditions to the Merger set forth in Article VIII not being satisfied.

6.2     No Solicitation.

(a)     Upon the earlier of the Effective Time and the date of the termination of this Agreement pursuant to the provisions of Section 10.1, neither the Company nor any of its officers, directors or employees shall, and the Company shall use best efforts to cause its attorneys, accountants, investment bankers, financial advisors, agents and other representatives (collectively, “Representatives”) not to, directly or indirectly: (i) enter into, solicit, initiate, conduct or continue any discussions or negotiations with, or encourage or respond to any inquiries or proposals by, or provide any information to, or otherwise cooperate in any other way with, any Person or group of Persons, other than Parent and Merger Sub, concerning a Acquisition Proposal, (ii) approve or agree to or enter into any letter of intent or similar document or any contract or agreement (whether binding or not) contemplating or otherwise relating to an Acquisition Proposal, or (iii) make or authorize any statement, recommendation, solicitation or endorsement in support of any Acquisition Proposal. Upon execution of this Agreement, the Company shall, and shall cause its Representatives to, cease immediately and cause to be terminated any and all existing discussions or negotiations with any parties conducted heretofore with respect to an Acquisition Proposal and promptly request that all confidential information with respect thereto furnished on behalf of the Company be returned, destroyed or retained in confidence as provided in the respective confidentiality agreement with such party.

(b)     The Company shall promptly (and, in any event, within twenty-four (24) hours) (i) notify Parent (orally and in writing) if any offer is made to it, any discussions or negotiations are sought to be initiated with it, any inquiry, proposal or contact is made or any information is requested from it with respect to any Acquisition Proposal, (ii) notify Parent of the terms of any proposal that it may receive in respect of any Acquisition Proposal, and the identity of the Person making such proposal, (iii) provide Parent with a copy of any such proposal or inquiry, if written, or a written summary of such proposal or inquiry, if not in writing and (iv) inform Parent of any material changes to the terms of any Acquisition Proposal of which it is aware. Notwithstanding the foregoing provisions of this Section 6.2, the Company may, in general terms only, in response to an unsolicited inquiry from a third party concerning a Acquisition Proposal, inform such third party that the Company is under a contractual obligation not to discuss such matter.

6.3     Advice of Changes. The Company shall report (to the extent permitted by Law, regulation and any applicable confidentiality agreement) to Parent on operational matters from the date hereof until the Effective Time. Each party shall (i) confer on a regular and frequent basis with the other, and (ii) promptly advise the other orally and in writing of (A) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate, or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect as though made then and as though the date of such occurrence were substituted for the date of this Agreement, (B) the failure by it to: (x) comply with or satisfy in any respect any covenant, condition or agreement required to be complied with or satisfied by it under this Agreement that is qualified as to materiality or (y) comply with or satisfy in any material respect any covenant, condition or agreement required to be complied with or satisfied by it under this Agreement that is not so qualified as to materiality, or (C) any change, event or circumstance that has had or could reasonably be expected to have a material adverse effect on such Party, as applicable, on such party or materially adversely effect its ability to consummate the Merger in a timely manner; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

6.4     Tax Matters.

(a)     Tax Periods Ending on or before the Closing Date – Tax Returns. Parent shall prepare or cause to be prepared and file or cause to be filed, consistent with the Company’s past practice unless otherwise required by Law, all Tax Returns for the Company for all periods ending on or prior to the Closing Date which are filed after the Closing Date. Except to the extent that such Taxes were taken into account in calculating Company Net Cash, the Company Stockholders shall reimburse Parent for Taxes with respect to such periods within fifteen (15) days after the date on which Taxes are paid with respect to such periods.

(b)     Tax Periods Beginning Before and Ending After the Closing Date. Parent shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Company for Tax periods which begin before the Closing Date and end after the Closing Date (a “Straddle Period”). Except to the extent that such Taxes were taken into account in calculating Company Net Cash, the Company Stockholders shall pay to Parent within fifteen (15) days after the date on which Taxes are paid with respect to such periods an amount equal to the portion of such Taxes which relates to the portion of such Taxable period ending on the Closing Date. For purposes of the preceding sentence, in the case of any Taxes that are imposed on a periodic basis and are payable for a Straddle Period, the portion of such Tax that relates to the portion of such Tax period ending on the Closing Date shall (i) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Tax period, and (ii) in the case of any Tax based upon or related to income or receipts, be deemed equal to the amount which would be payable if the relevant Tax period ended on the Closing Date.

(c)     Cooperation on Tax Matters. Parent, the Company, the Company Stockholders and the Company Stockholder Representative shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Agreement and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Parent, the Company, the Company Stockholders and the Company Stockholder Representative agree (A) to retain all books and records with respect to Tax matters pertinent to the Company relating to any Taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Parent, any extensions thereof) of the respective Taxable periods, and to abide by all record retention agreements entered into with any Taxing authority, (B) to deliver or make available to Parent within sixty (60) days after the Closing Date, copies of all such books and records, and (C) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Parent, the Company or the Company Stockholders or the Company Stockholder Representative, as the case may be, shall allow the other party to take possession of such books and records at such other party’s expense. Parent and the Company Stockholder Representative further agree, upon request, to use their best efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(d)     Contest Provisions. If, subsequent to the Closing, Parent or the Company receives notice of a Tax Contest with respect to any Tax Return for a Tax period or portion thereof ending on or before the Closing Date (a “Pre-Closing Return”), then within fifteen (15) days after receipt of such notice, Parent shall notify the Company Stockholder Representative of such notice. The Company Stockholder Representative shall have the right to control the conduct and resolution of such Tax Contest, provided, however, that if any of the issues raised in such Tax Contest could have an impact on Taxes of the Company for a Tax period or portion thereof beginning on or after the Closing Date (a “Post-Closing Tax Period”), then the Company Stockholder Representative shall afford Parent the opportunity to control jointly the conduct and resolution of the portion of such Tax Contest which could have an impact on Taxes of the Company in any Post-Closing Tax Period provided, further, that if the Company Stockholders are not reasonably expected to fully indemnify Parent Indemnified Parties pursuant to this Agreement for any Damages arising from such Tax Contest, then Parent shall control the conduct and resolution of such Tax Contest. If the Company Stockholder Representative shall have the right to control the conduct and resolution of such Tax Contest but elect in writing not to do so, then Parent shall have the right to control the conduct and resolution of such Tax Contest, provided that Parent shall keep the Company Stockholder Representative informed of all developments on a timely basis and Parent shall not resolve such Tax Contest in a manner that could reasonably be expected to have an adverse impact on the indemnifying parties’ indemnification obligations under this Agreement without Company Stockholder Representative written consent, which shall not be unreasonably withheld. Each party shall bear its own costs for participating in such Tax Contest. “Tax Contest” means any audit, other administrative proceeding or inquiry or judicial proceeding involving Taxes.

(e)     Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other substantially similar Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (collectively, “Transfer Taxes”) shall be paid by the Company Stockholders when due, and the Company Stockholders will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and, if required by applicable law, Parent will, and will cause its affiliates to, join in the execution of any such Tax Returns and other documentation.

(f)     Characterization of Payments. Any payments made to the Company Stockholders, the Company or Parent pursuant to Sections 6.4(a), 6.4(b) or Article IX shall constitute an adjustment of the consideration paid for the Company Capital Stock for Tax purposes and shall be treated as such by Parent, the Company and the Company Stockholders on their Tax Returns to the extent permitted by law.

(g)     Forms W-9. Prior to a Company Stockholder’s receipt of payment of the amounts to which such holder has a right to receive pursuant to the provisions of Article III, each Company Stockholder shall have delivered to Parent a properly completed and duly executed IRS Form W-9 or Form W-8 (or suitable substitute form) establishing an exemption from backup withholding.

6.5     Reorganization Matters.

(a)     Parent, Merger Sub and the Company intend that, for federal income tax purposes, (i) the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of Code, (ii) this Agreement shall constitute a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g) and (iii) Parent and the Company shall each be a party to such reorganization within the meaning of Section 368(b) of the Code. However, neither Parent nor the Company makes any representation or warranty to the other or to any Company Stockholder regarding the Tax treatment of the Merger or whether the Merger will qualify as a reorganization under the Code. Each of the Company and Parent acknowledges that it is relying on its own advisors in connection with the Tax treatment of the Merger and the other transactions contemplated by this Agreement. The Company and Parent each agree to use their respective reasonable best efforts to cause the Merger to qualify, and will not take any actions which to their knowledge could reasonably be expected to prevent the Merger from qualifying, as a reorganization under Section 368(a) of the Code.

(b)     Each of the Company and Parent shall report the Merger as a reorganization within the meaning of Section 368 of the Code, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

6.6     Terminations. Prior to the Closing, the Company shall terminate all of its officers, directors and employees, and shall use commercially reasonable efforts to obtain from each such terminated person, a release of liability, in the form previously delivered to Parent’s counsel, releasing the Company, its successors and assigns, from all liability related to such persons employment and termination by the Company (each an “Employee Release”).

6.7     Stockholder Consents. Prior to the Closing, the Company shall use commercially reasonable efforts to obtain a release (each, a “Shareholder Release”), from the Company Stockholders representing holders of at least 90% of the outstanding shares of the Company Capital Stock, releasing the Company, its successors and assigns, from any liability relating to, or arising from, the transactions contemplated by this Agreement or the Related Agreements.

6.8     Termination of 401(k) Plan. Unless Parent requests otherwise in writing, the board of directors of the Company shall adopt resolutions terminating, effective as of at least three (3) Business Days prior to the Closing Date, the Neosil, Inc. 401(k) Plan (the “Company 401(k) Plan”). At least three (3) Business Days prior to the Closing Date, the Company shall deliver to or cause to be delivered to Parent (i) executed resolutions of the board of directors of the Company authorizing the termination of the Company 401(k) Plan, and (ii) an executed copy of the amendment made to the Company 401(k) Plan in connection with the termination of the Company 401(k) Plan.

ARTICLE VII.

ADDITIONAL AGREEMENTS

7.1     Private Placement and Registration Rights.

(a)       The Company acknowledges that the issuance of the shares of Parent Common Stock pursuant to Section 3.1 is intended to be exempt from registration under the Securities Act, by virtue of Regulation D of the Securities Act and/or Section 4(2) of the Securities Act and that the Company Stockholders, upon receipt of such shares of Parent Common Stock, may not sell such shares, unless such shares of Parent Common Stock subsequently are registered under the Securities Act or an exemption from such registration is available. The Company understands that such shares must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. The Company understands and agrees that, in order to ensure compliance with the restrictions referred to herein, Parent may issue appropriate “stop transfer” instructions to its transfer agent. The Company understands that the following legend (and such other legends as Parent deems appropriate) shall be placed on such shares:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNLESS SOLD PURSUANT TO RULE 144 OF SUCH ACT.”

(b)       Following the Closing, Parent shall use commercially reasonable efforts to prepare and file with the SEC a registration statement with the SEC (the “Parent Registration Statement”) registering the resale of the shares of Parent Common Stock to be issued to the Company Stockholders pursuant to Article III on or prior to December 31, 2008 (it being understood that such registration statement may also register the resale of other securities of Parent). Parent shall use commercially reasonable efforts to have the Parent Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. Parent shall also take any reasonable action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process)

required to be taken under any applicable state securities laws in connection with the resale of Parent Common Stock issued in the Merger and the Company Stockholders shall furnish all information concerning the Company Stockholders as may be reasonably requested in connection with any such action. If the Company Stockholders fail to furnish such information, Parent’s obligation to file the Parent Registration Statement shall be suspended until a reasonable amount of time following the date such information is ultimately furnished to Parent. Parent will advise the Company Stockholder Representative, promptly after it receives notice thereof, of the time when the Parent Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock registered thereon, or any request by the SEC for amendment of the Parent Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. Parent shall furnish the Company Stockholder Representative (who shall furnish to the Company Stockholders) with such number of copies of the prospectus contained in the Parent Registration Statement, as declared effective by the SEC, as may be reasonably requested in order to dispose of the Parent Common Stock pursuant to the Parent Registration Statement. All registration expenses incurred in by Parent connection with the registration of the shares of Parent Common Stock shall be borne by Parent. Parent will indemnify each Company Stockholder and each controlling person (as defined in the Securities Act) against all Damages arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in the Parent Registration Statement, or any amendment or supplement thereto; provided that Parent will not be liable in any such case to the extent that any Damages arise out of or are based on any untrue statement or omission or alleged untrue statement or omission, made in reliance upon and in conformity with written information furnished to Parent for use in the Parent Registration Statement by the Company Stockholder Representative or any Company Stockholder. Notwithstanding anything to the contrary herein, the Company Stockholders shall indemnify Parent and each controlling person (as defined in the Securities Act) against all Damages arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in the Parent Registration Statement, or any amendment or supplement thereto to the extent that any Damages arise out of or are based on any untrue statement or omission or alleged untrue statement or omission, made in reliance upon and in conformity with written information furnished to Parent for use in the Parent Registration Statement by such Company Stockholders. Subject to customary black-out periods in which case Parent shall provide notice of such black-out periods to the Company Stockholders through the Company Stockholder Representative, at which time the Company Stockholders shall not sell Parent Common Stock registered pursuant to the Parent Registration Statement, Parent agrees to use commercially reasonable efforts to keep current and effective the Parent Registration Statement until such time as it may be withdrawn pursuant to the last sentence of this Section 7.1(b). Upon the expiration of a black-out period, Parent shall provide notice to the Company Stockholders, at which time the Company Stockholders may dispose of shares of Parent Common Stock. Parent may withdraw the Parent Registration Statement when the shares of Parent Common Stock to be issued in the Merger have been sold by the Company Stockholders or may be sold under Rule 144 under the Securities Act.

(c)       The Company acknowledges and agrees that (i) as a condition precedent to effecting such the issuance of the Parent Common Stock, Parent shall be entitled to obtain from each holder of Series A Preferred Stock an executed Shareholder Certificate in the form set forth in Exhibit C hereto (or such other form as may be reasonably acceptable to Parent) (the

“Shareholder Certificate”) and to rely on the representations of each shareholder therein in connection with the issuance of the Parent Common Stock to such shareholder, (ii) the shares of Parent Common Stock so issued will not be registered under the Securities Act and will constitute “restricted securities” within the meaning of the Securities Act and (iii) the certificates representing the shares of Parent Common Stock shall bear appropriate legends to identify such privately placed shares as being restricted under the Securities Act, to comply with applicable state securities Laws and, if applicable, to notice the restrictions on transfer of such shares;

(d)       The Company shall use all requisite efforts to cause each holder of Series A Preferred Stock to execute and deliver a Shareholder Certificate to Parent and to furnish Parent with such further information as may be necessary, in Parent’s reasonable judgment, to effect the registration of the resale of the Parent Common Stock issued pursuant to this Agreement.

7.2     Company Stockholder Approval. As soon as reasonably practicable following the execution and delivery of this Agreement by all parties hereto and following consultation with Parent, the Company shall (i) set a record date for the determination of Company Stockholders eligible to vote on the Company Stockholder Action, (ii) distribute the Information Statement to the Company Stockholders and (iii) take all other commercially reasonable action necessary in accordance with applicable Law and its Organizational Documents to convene a meeting of the Company Stockholders or to secure the written consent of the Company Stockholders to approve the Merger and this Agreement (“Company Stockholder Action”) as soon as practicable following the date that is thirty (30) days after June 9, 2008 (or, such earlier date that is mutually acceptable to the Company and Parent). Parent shall prepare the Information Statement, at its sole cost and expense, and deliver the Information Statement to the Company in a time and manner sufficient to allow the Company to satisfy its obligation hereunder; provided, however, the Company shall promptly provide Parent with all reasonable information requested by Parent that is necessary for the preparation of the Information Statement. The Company shall consult with Parent regarding the date of the Company Stockholder Action and shall not postpone or adjourn (other than for the absence of a quorum) any meeting of the Company Stockholders without the consent of Parent, which consent shall not be unreasonably withheld. The Company shall use all commercially reasonable efforts required to solicit and obtain from the Company Stockholders proxies or written consents in favor of this Agreement and the Merger, and shall take all other actions necessary or advisable to secure the vote or written consent of such Company Stockholders required to approve and adopt this Agreement and the Merger and to effect the Merger. The Company agrees that its obligations pursuant to the first sentence of this Section 7.2 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal.

7.3     Parent Stockholder Approval. Parent shall use its reasonable best efforts to obtain the Required Parent Stockholder Approval, in accordance with the applicable requirements of the DGCL and ASX. Without limiting the foregoing, the Parent shall (i) set a record date for the determination of Parent Stockholders eligible to vote on the resolutions the subject of the Required Parent Stockholder Approval, (ii) prepare and deliver to Parent Stockholders the Notice of Meeting, (iii) prepare and deliver to Parent Stockholders the Independent Expert’s Report and (iv) take all other commercially reasonable action necessary in accordance with applicable Law (including the listing rules of the ASX) and its Organizational Documents to convene a meeting of the Parent Stockholders. The Parent shall use all commercially reasonable efforts required to solicit and obtain from the Parent Stockholders proxies or written consents in favor of the resolutions in the Notice of Meeting, and shall take all other actions necessary or advisable to secure the vote or written consent of such Parent Stockholders required to obtain the Required Parent Stockholder Approval.

7.4     Access to Information. Upon reasonable notice, the Company and Parent shall afford to one another, and their respective Representatives, reasonable access during normal business hours, during the period prior to the Effective Time of the Merger, to the each party’s: (i) properties, books, contracts, commitments and records, (ii) suppliers, manufacturers and other third parties with whom the party conducts business, (iii) officers, employees and Representatives and all other information concerning its business, properties and personnel as may be reasonably requested by the other party; provided, however, each party may restrict the foregoing access to the extent that (i) a Governmental Entity requires such party to restrict access to any properties or information reasonably related to any such contract on the basis of applicable Laws and regulations or (ii) any Law, treaty, rule or regulation of any Governmental Entity applicable to such party requires such party to restrict access to any properties or information; provided, further; that, the Company shall provide Parent with monthly financial statements in a form reasonably acceptable to Parent, as soon as practicable following the conclusion of each month. Such information shall be held in confidence to the extent required by, and in accordance with, the provisions of the confidentiality letter (the “Confidentiality Agreement”) dated March 31, 2008, between the Company and Parent, which Confidentiality Agreement shall remain in full force and effect.

7.5     Assistance with Financial Statements; Accountant Letter.

(a)       In addition to its obligations under Section 7.4, prior to the Effective Time, the Company shall (i) provide Parent with all financial information regarding the Company, in such form as reasonably requested by Parent, in connection with Parent’s disclosure obligations under the Securities Act and Exchange Act, as applicable, including, (A) audited financial statements for each of the two years ending December 31, 2007 and (B) financial statements for any interim period since December 31, 2007 and (ii) assist Parent with the preparation of any pro forma financial statements required by Regulation S-X of the Exchange Act. The costs and expense of the Company in the preparation and production of such financial statements shall not constitute “Company Expenses” hereunder for purposes of determining the Company Net Cash at Closing.

(b)       The Company shall use commercially reasonable efforts to cause to be delivered to Parent a letter of Ernst & Young LLP, dated no more than two (2) Business Days before the date on which the Parent becomes subject to the Exchange Act (and reasonably satisfactory in form and substance to Parent), that is customary in scope and substance for letters delivered by independent public accountants in connection with a reporting company’s obligations under the Exchange Act.

7.6     Approvals and Consents; Cooperation.

(a)       Each of the Company and Parent shall cooperate with each other and use its reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including: (i) preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings, Tax ruling requests and other documents and to obtain as promptly as practicable all consents, waivers, licenses, orders, registrations, approvals, Permits, Tax rulings and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement, (ii) taking all reasonable steps as may be necessary to obtain all such consents, waivers, licenses, registrations, Permits, authorizations, Tax rulings, Orders and approvals and (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed. Without limiting the generality of the foregoing, each of the Company and Parent agrees to make all necessary filings in connection with any consents, licenses, permits, waivers, approvals, authorizations or Orders of any Governmental Entity required to be obtained or made by Parent or the Company or any of their Subsidiaries (the “Required Regulatory Approvals”), as promptly as practicable after the date of this Agreement, and to use its reasonable efforts to furnish or cause to be furnished, as promptly as practicable, all information and documents requested with respect to such Required Regulatory Approvals and shall otherwise cooperate with the applicable Governmental Entity in order to obtain any Required Regulatory Approvals in as expeditious a manner as possible. Each of the Company and Parent shall use its reasonable efforts to resolve such objections, if any, as any Governmental Entity may assert with respect to this Agreement and the transactions contemplated hereby in connection with the Required Regulatory Approvals. In the event that a suit is instituted by a Person or Governmental Entity challenging this Agreement and the transactions contemplated hereby as violative of applicable antitrust or competition laws, each of the Company and Parent shall use its reasonable efforts to resist or resolve such suit.

(b)       Notwithstanding anything to the contrary contained in this Agreement, Parent shall not have any obligation under this Agreement: (i) to dispose or transfer or cause its Subsidiaries to dispose of or transfer any assets, or to commit to cause the Surviving Entity to dispose of any assets, (ii) to discontinue or cause its Subsidiaries to discontinue offering any product or service, or to commit to cause the Surviving Entity to discontinue offering any product or service, (iii) to license or otherwise make available, or cause its Subsidiaries to license or otherwise make available, to any Person, any technology, software or other Intellectual Property, or to commit to cause the Surviving Entity to license or otherwise make available to any Person any technology, software or other Intellectual Property, (iv) to hold separate or cause its Subsidiaries to hold separate any assets or operations (either before or after the Closing), or to commit to cause the Surviving Entity to hold separate any assets or operations or (v) to make or cause its Subsidiaries to make any commitment (to any Governmental Entity or otherwise) regarding its future operations or the future operations of the Surviving Entity.

7.7     Fees and Expenses. Whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties (“Third-Party Expenses”) incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses.

7.8     Public Announcements. Parent and the Company shall consult with the other and obtain the prior written consent of the other before issuing any press release or otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby, provided that any party may make any public disclosure it believes in good faith is required by applicable Law, regulation or stock market rule, except that the parties may make statements that are not inconsistent with previous press releases, public disclosures or public statements made by Parent and the Company in compliance with this Section 7.8. Notwithstanding the foregoing, Parent shall have the sole and exclusive right to issue a press release and otherwise announce the execution of the Agreement and the transactions contemplated hereby. This Section 7.8 shall not apply to Parent to the extent that prior notice or prior consent is not permitted or practicable in the circumstances because of the effect of a legal obligation (including any obligation under the listing rules of the ASX).

7.9     ASX Filings. As soon as practicable following the Effective Time: (i) Parent will notify the ASX of the issue of Parent Common Stock under Section 3.1 of this Agreement in the form of an Appendix 3B of the listing rules of the ASX and (ii) Parent will provide the ASX with a notice that complies with section 708A(6) of the Australian Corporations Act in respect of the issue of Parent Common Stock under Section 3.1 of this Agreement.

7.10   Indemnification.

(a)       From and after the Closing, Parent agrees that it will, and will cause the Company to, indemnify and hold harmless each present and former director and officer of the Company (the “D&O Indemnified Parties”), against any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims or damages incurred in connection with any claim, action, suit, proceeding or investigation, whether civil or criminal, arising out of or pertaining to matters existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, to the fullest extent that the Company would have been permitted under its Organizational Documents or under the terms and conditions of applicable policies in effect at such time. The Organization Documents of the Surviving Entity shall, with respect to matters occurring prior to the Effective Time, contain provisions no less favorable in the aggregate with respect to exculpation, indemnification and advancement of expenses of the D&O Indemnified Parties than are set forth in the Company’s Organization Documents, and such provisions shall not be amended, repealed or otherwise modified in any manner that would materially and adversely affect the rights thereunder, as of the Effective Time, of any D&O Indemnified Parties with respect to matters occurring prior to the Effective Time.

(b)       In the event that the Company, its Subsidiaries or Parent or any of its respective, successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision will be made so that the successors and assigns of the Company or Parent will assume the obligations thereof set forth in this Section 7.10.

7.11   Tax Audit.

(a)       As promptly as practicable following the Signing, the Company will engage PriceWaterhouseCoopers, LLC (“PWC”) to conduct a forensic audit of the Company’s Tax records. Parent shall initially pay any costs PWC in connection with the audit that exceed $25,000, provided that Parent shall be reimbursed for all such costs through a claim against the Tax Escrow Fund in an amount equal to such costs, and such reimbursement shall be made by the Escrow Agent within five (5) Business Days of a claim by Parent upon submission of an invoice from PWC (for avoidance of doubt, the Escrow Agent shall disburse funds for such reimbursement without the consent of, or any instruction from, the Stockholder Representative). PWC shall prepare and deliver to Parent and the Company (or the Company Stockholder Representative if the audit is completed post-Closing) a report (the “Tax Audit Report”) detailing the amount of any potential Tax liability relating to the Company’s failure to pay any sales or use Tax with respect to any Tax year or portion thereof ending on or before the date of this Agreement (or for any Tax year beginning before and ending after the date of this Agreement, to the extent allocable (as determined in the last sentence in Section 6.4(b)) to the portion of such period beginning before and ending on the date of this Agreement (the “Tax Liability”). The Company (and Parent if the audit does not conclude by the Closing) shall provide PWC with reasonable access to review the computations, work papers (including access to accountants’ work papers, subject to such confidentiality restrictions as such accountants may reasonably request) and underlying books and records reasonably related to PWC’s preparation of the Tax Audit Report. Following receipt of the Tax Audit Report, the Company or the Company Stockholder Representative, as applicable, shall have ten (10) business days in which to approve or object to the Tax Audit Report in writing. Any notice of objection shall include in reasonable detail the basis for such objection. If the Tax Audit Report is approved, or if the aforementioned ten (10) business days shall have lapsed without the delivery of a written objection, then the Tax Audit Report shall be deemed final (a “Final Tax Audit Report”). If an objection is made pursuant to this Section 7.11(a), Parent and PWC shall in good faith negotiate and attempt to agree with the Company or Company Stockholder Representative, as applicable, and the Company Accountant (as defined below) upon the objectionable items in the Tax Audit Report. For such purpose, the Company or Company Stockholder Representative may, at its sole cost and expense, retain the services of independent public accounts of nationally recognized standing as determined by the Company (“Company Accountant”). Also for such purpose, PWC shall provide the Company or Company Stockholder Representative, as applicable, and Company Accountant, if any, with reasonable access to review the computations, work papers (including access to PWC’s work papers, subject to such confidentiality restrictions as PWC may reasonably request) and underlying books and records reasonably related to PWC’s preparation of the Tax Audit Report. If the Company or Company Stockholder Representative, as applicable, Company Accountants, if any, Parent and PWC shall so agree, then the Tax Audit Report shall be so revised and deemed final (such Tax Audit Report also deemed a “Final Tax Audit Report”). If no such agreement is reached after good faith negotiation, the Tax Audit Report originally delivered by PWC shall be deemed final and binding (such Tax Audit Report then deemed a “Final Tax Audit Report”).

(b)       Immediately following the later of (i) the Closing or (ii) the delivery of the Tax Audit Report, Parent and the Stockholder Representative shall give joint instructions to the Escrow Agent to release such number of Escrow Shares with a value (as determine pursuant to

Section 9.7(c)) equal to the Tax Liability to Parent and any fees incurred by Parent in relation to PWC’s engagement, as set forth in Section 7.11(a). Parent shall be first paid in Tax Escrow Shares for any amount owed under Section 7.11; provided, however, if the value of the Tax Escrow Shares is less than the amount of Tax Liability to which the Parent is entitled to pursuant to this Section 7.11, then Parent shall be entitled to payment from the General Escrow Shares; provided, further, that in no event will Parent’s recovery pursuant to this Section 7.11 exceed the aggregate number of Escrow Shares.

7.12   Further Assurances.

(a)       Subject to the terms and conditions herein, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, to fulfill all conditions precedent applicable to such party pursuant to this Agreement and to execute, acknowledge and deliver in proper form any further documents, certificates, agreements and other writings, and take such other action as such other party may reasonably require, in order to effectively carry out the intent of this Agreement.

(b)       In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement or to vest Parent with full title to all properties, assets, rights, approvals, immunities, franchises of any of the parties to the Closing, the proper officers and/or directors of Parent and the Company shall take all such necessary action.

7.13   Company Affiliates. Schedule 7.13 lists those persons who, in the Company’s reasonable judgment following consultation with legal counsel and accounting advisors, are or may be “affiliates” of the Company within the meaning of Rule 145 under the Securities Act (the “Company Affiliates”). The Company shall furnish Parent with such information and documents as Parent shall reasonably request for purposes of reviewing such list. The Company shall use its commercially reasonable efforts to deliver or cause to be delivered to Parent on or prior to the Closing an executed Company Affiliate Agreement, in the form attached hereto as Exhibit D (each, an “Affiliate Agreement”) from each of the Company Affiliates who has not theretofore executed and delivered a Company Affiliate Agreement. The Company agrees that if any Person would have been a Company Affiliate had such Person been an officer, director or shareholder of the Company as of the date of this Agreement, the Company shall cause such person to execute and deliver to the Company a Company Affiliate Agreement promptly upon such Person attaining such status.

ARTICLE VIII.

CONDITIONS PRECEDENT

8.1     Conditions to Each Party’s Obligation to Effect the Merger. The obligations of the Company, Parent and Merger Sub to effect the Merger are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a)       No Injunctions or Restraints, Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by a court or other Governmental Entity of competent jurisdiction shall be in effect and have the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger; provided, however, that the provisions of this Section 8.1(a) shall not be available to any party whose failure to fulfill its obligations pursuant to Section 7.6 shall have been the cause of, or shall have resulted in, such order or injunction.

(b)       Required Regulatory Approvals. All required authorizations, consents, orders and approvals of, and declarations and filings with, and all expirations of waiting periods imposed by, any Governmental Entity (if any) shall have been obtained, have been declared or filed or have occurred, as the case may be, and all such Required Regulatory Approvals shall be in full force and effect.

(c)       Required Stockholder Vote. The Required Stockholder Vote shall have been obtained.

(d)       Parent Stockholder Approval. The Required Parent Stockholder Approval shall have been obtained.

8.2     Additional Conditions to Obligations of Parent and Merger Subs. The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction of, or waiver by Parent, on or prior to the Closing Date, of the following additional conditions:

(a)       Representations and Warranties. Each of the representations and warranties of the Company set forth in this Agreement (other than the representations and warranties of the Company made with reference to a specified date, which shall be true and correct as of such date) that are qualified by materiality shall be true and correct in all respects and, to the extent not so qualified, shall be true and correct in all material respects, at and as of the Closing Date as if made at and as of such time, in each case, except where the failure to be so true and correct, individually or in the aggregate, does not have as of the Closing a Company Material Adverse Effect.

(b)       Performance of Obligations of the Company. The Company shall have performed or complied, in all material respects, with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date (determined without regard to any materiality qualifiers).

(c)       Absence of Company Material Adverse Effect. There shall not exist any Company Material Adverse Effect as of the Closing Date.

(d)       Consulting and Non-Competition Agreements. The individuals listed on Schedule 8.2(d) shall each have entered into a Consulting and Non-Competition Agreements with Parent, effective on the Closing Date.

(e)       Report of Independent Expert. The Independent Expert shall have prepared a report on the Merger in accordance with principles set out in ASIC Regulatory Guide 111 (content of expert reports), which concludes that the Merger is fair and reasonable to the

Parent Stockholders and there is no subsequent change to this conclusion prior to the meeting of Parent Stockholders to obtain the Required Parent Stockholder Approval.

(f)       Minimum Cash Value. The Company Net Cash at the Determination Date shall be greater than or equal to the Minimum Cash Value.

(g)       Dissenting Shares. The Dissenting Shares shall represent less than 10% of the outstanding shares of capital stock of the Company as of the Closing Date.

(h)       Resignation. The Company shall have delivered to Parent written resignations, in a form reasonably acceptable to Parent, of each of the officers and directors of the Company listed on Schedule 8.2(h), with each such resignation to be effective as of the Effective Time of the Merger.

(i)       Consents. Any consents of third person set forth on Section 4.4(c) of the Company Disclosure Letter and Section 5.6(c) of the Parent Disclosure Letter shall have been obtained in form and substance reasonably acceptable to Parent.

(j)       Warrants. Notice of the pending Merger shall have been delivered to the holder of the Warrant within the notice periods provided in the Warrant, and the Warrant shall have been fully exercised or else terminated in accordance with its terms.

(k)       Stockholder Releases. The Company shall have received Stockholder Releases from the Company Stockholders representing holders of at least 90% of the outstanding shares of Company Capital Stock.

(l)         Employee Releases. The Company shall have received an Employee Release from each of the employees listed on Schedule 8.2(l).

(m)       Stockholder Certificate. Parent shall have received a Stockholder Certificate executed by each holder of the Series A Preferred Stock.

(n)       Private Placement. An exemption from registration of the shares (pursuant to the Securities Act) of Parent Common Stock to be issued to the Company Stockholders in the Merger shall be available to Parent, in Parent’s sole judgment, and Parent shall have received a certificate, in the form attached hereto as Exhibit E (a “Registration Exemption Certificate”), from each Company Stockholder.

(o)       FIRPTA Certificate. The Company shall deliver, or cause to be delivered, to Parent a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2) and in form and substance reasonably acceptable to Parent along with written authorization for Parent to deliver such notice form to the Internal Revenue Service on behalf of the Company upon the Closing of the Merger.

(p)       Repayment. Parent shall have received written evidence, in a form reasonably acceptable to Parent, that (i) the indebtedness of the Company set forth on Schedule 8.2(p) hereof shall have been repaid in full, and (ii) all UCC-3 Termination Statements necessary to terminate all Liens related to the indebtedness listed on Schedule 8.2(p) have been filed.

(q)       No Litigation. There shall not be pending any claim, suit, action or proceeding brought or threatened in writing by any third party or by any Governmental Entity, (i) challenging or seeking to restrain or prohibit the consummation of the Merger or the other transactions contemplated by this Agreement or seeking to obtain from Parent or any of its Subsidiaries any damages that are material, individually or in the aggregate, in relation to the value of the Company and its Subsidiaries, taken as a whole, (ii) seeking to impose limitations on the ability of Parent or any of its affiliates to acquire or hold, or exercise full rights of ownership of, any shares of Company Common Stock or any shares of common stock of the Surviving Entity, including the right to vote the Company Common Stock or the shares of common stock of the Surviving Entity on all matters properly presented to the stockholders of the Company or the Surviving Entity, respectively, or (iii) seeking to (A) prohibit Parent or any of its affiliates from effectively controlling in any respect any of the business or operations of the Company or its Subsidiaries or (B) prevent the Company or its Subsidiaries from operating any of their business in substantially the same manner as operated by the Company and its Subsidiaries prior to the date of this Agreement.

(r)       Termination of Agreements. The Company shall have delivered written evidence, in a form reasonably acceptable to Parent, evidencing the termination of the agreements set forth on Schedule 8.2(r).

(s)       Certificate. The Chief Executive Officer or a Vice President of the Company shall have delivered to Parent a certificate to the effect that each of the conditions specified above in this Section 8.2 is satisfied in all respects.

8.3     Additional Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are subject to the satisfaction of, or waiver by the Company on or prior to the Closing Date, of the following additional conditions:

(a)       Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub set forth in this Agreement (other than the representations and warranties of Parent and Merger Sub made with reference to a specified date, which shall be true and correct as of such date) that are qualified by materiality shall be true and correct in all respects and, to the extent not so qualified, shall be true and correct in all material respects, at and as of the Closing Date as if made at and as of such time, in each case, except where the failure to be so true and correct, individually or in the aggregate, does not have as of the Closing a Parent Material Adverse Effect.

(b)       Performance of Obligations of Parent. Parent shall have performed or complied, in all material respects, with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date (determined without regard to any materiality qualifiers, including, without limitation, Parent Material Adverse Effect).

(c)       Absence of Parent Material Adverse Effect. There shall exist any Parent Material Adverse Effect as of the Closing Date.

(d)       Certificate. The Chief Executive Officer or a Vice President of Parent shall have delivered to the Company a certificate to the effect that each of the conditions specified above in Section 8.1, as applicable, and this Section 8.3 is satisfied in all respects.

ARTICLE IX.

RECOURSE TO ESCROW AND INDEMNIFICATION

9.1     Survival of Representations and Warranties. The representations and warranties in Article IV and in any Related Agreement, exhibit, schedule or certificate delivered by the Company pursuant hereto shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of Parent or Merger Sub any Person controlling Parent or Merger Sub or any of their Representatives whether prior to or after the execution of this Agreement, until twelve (12) months following the Closing (the “Survival Period”). The covenants and agreements of the parties hereto contained herein shall survive in accordance with their respective terms. So long as a Parent Indemnified Party gives a Notice for such claim on or before the expiration of the applicable Survival Period, such Parent Indemnified Party shall be entitled to pursue its rights to indemnification under Section 9.2(a) hereof. In the event notice of any claim for indemnification under Section 9.2(a) hereof shall have been given within the applicable Survival Period and such claim has not been finally resolved by the expiration of such Survival Period, the representations and warranties that are the subject of such claim shall survive the end of the Survival Period of such representations or warranties until such claim is finally resolved, but such representations and warranties shall only survive with respect to such asserted claim.

9.2     Indemnification.

(a)       From and after the Closing, each Company Stockholder (each an “Indemnifying Party” and collectively, the “Indemnifying Parties”) shall jointly and severally indemnify, save and hold harmless Parent and its Affiliates and their respective Representatives (each, a “Parent Indemnified Party” and collectively, the “Parent Indemnified Parties”) from and against any and all costs, losses, Liabilities, obligations, damages, claims, demands and expenses (whether or not arising out of third-party claims), including interest, penalties, costs of mitigation, reasonable attorneys’ fees and all amounts paid in investigation, defense or settlement of any of the foregoing (“Damages”), incurred in connection with, arising out of, resulting from or incident to:

(i)       any breach of any representation or warranty made by the Company in this Agreement, any Related Agreement or any exhibit, schedule, the Company Disclosure Letter or certificate delivered by the Company pursuant hereto; provided that for purposes of this Section 9.2(a)(i), whether there has occurred a breach by the Company of any representation or warranty, which is qualified by materiality (i.e., “material,” “material adverse effect,” “Company Material Adverse Effect” or similar phrases), shall be determined as if such representation or warranty were made without such qualification;

(ii)     any breach of any covenant or agreement made, or to be performed, by the Company in this Agreement, or any exhibit, schedule, the Company Disclosure Letter or certificate delivered by the Company pursuant hereto; provided that for purposes of this Section

9.2(a)(ii), whether there has occurred a breach by the Company of any covenant or agreement, which is qualified by materiality (i.e., “material,” “material adverse effect,” “Company Material Adverse Effect” or similar phrases), shall be determined as if such covenant or agreement were made without such qualification;

(iii)     any claim arising from the Company Stockholder Representative’s performance of his or her obligations under this Agreement; and

(iv)     any claim by any employee of the Company for any payments or benefits as a result of the termination of his or her employment with the Company or its successors under any contract to which the Company and such participant are parties or under any severance policy, practice or plan of the Company.

(b)       Interpretation.

(i)       The term “Damages” as used in this Section 9.2 is not limited to matters asserted by third parties against a Parent Indemnified Party, but includes Damages incurred or sustained by the Parent Indemnified Party in the absence of Third-Party Claims. Notwithstanding anything in this Agreement to the contrary, the term “Damages” shall not include any consequential damages, claims for lost profits or punitive damages, except (i) where such Damages are incurred due to fraud or willful misconduct of a party or (ii) to the extent recovered by a Person in connection with a Third-Party Claim.

(ii)     For purposes of this Article IX, Damages incurred or suffered by a Parent Indemnified Party arising out of any breach of any representation, warranty, covenant or agreement shall be determined without deduction on account of any materiality (i.e., “material,” “material adverse effect,” “Company Material Adverse Effect” or similar phrases) qualification contained in any representation, warranty, covenant or agreement giving rise to the claim for indemnification hereunder.

9.3     Procedure for Claims between Parties. If a claim for Damages (a “Parent Indemnity Claim”), other than Third-Party Claims under Section 9.4 below, is to be made by a Parent Indemnified Party entitled to indemnification hereunder, such party shall give written notice briefly describing the claim and the total monetary damages (estimated, if necessary) sought (each, a “Notice”) to the Company Stockholder Representative and the Escrow Agent as soon as practicable after such Parent Indemnified Party becomes aware of any fact, condition or event which gives rise to Damages for which indemnification may be sought under this Article IX. The Notice may be amended on one or more occasions with respect to the amount of the total monetary Damages sought at any time prior to final resolution of the obligation to indemnify. Any failure to submit any such notice of claim to the Company Stockholder Representative shall not relieve any Indemnifying Party of any liability hereunder, except to the extent that the Company Stockholder Representative demonstrates that an Indemnifying Party was actually and materially prejudiced by such failure. The Company Stockholder Representative shall be deemed to have accepted the Notice and the Company Stockholders shall be deemed to have agreed to pay the Damages at issue, and the parties shall promptly instruct the Escrow Agent to disburse funds from the General Escrow Fund, in an amount sufficient to pay the Damages, if the Company Stockholder Representative does not send a notice of disagreement to the Parent Indemnified Party within thirty (30) calendar days after receiving the Notice pursuant to this Section 9.3.

9.4     Defense of Procedure for Third-Party Claims.

(a)       Except as otherwise provided in Section 6.4(d) with respect to Tax Contests, if a Parent Indemnity claim is to be made by a Parent Indemnified Party entitled to indemnification hereunder in respect of, arising out of or involving a claim made by any third party (each, a “Third-Party Claim”) against the Parent Indemnified Party, the Parent Indemnified Party shall give a Notice to the Company Stockholder Representative and the Escrow Agent as soon as practicable of after becoming aware of such Third-Party Claim. The failure of any Parent Indemnified Party to give timely Notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the Company Stockholder Representative demonstrates that an Indemnifying Party was actually and materially prejudiced by such failure. After such Notice and subject to Section 9.4(b), if the Company Stockholder Representative acknowledges in writing to an Parent Indemnified Party that the Indemnifying Parties are liable and have indemnity obligations for any Damages resulting from any such Third-Party Claim, then the Company Stockholder Representative shall be entitled, if it so elects at the Company Stockholders’ cost, risk and expense, (i) to take control of the defense and investigation of such Third-Party Claim, (ii) to employ and engage attorneys of its own choice (provided that such attorneys are reasonably acceptable to Parent) to handle and defend the same, unless the named parties to such action or proceeding include both one or more Indemnifying Parties and any such Parent Indemnified Party has been advised in writing by counsel that there may be one or more legal defenses available to such Parent Indemnified Party that are different from or additional to those available to an applicable Indemnifying Party, in which event such Parent Indemnified Party shall be entitled, at the Indemnifying Parties’ cost, risk and expense, to separate counsel of its own choosing, and (iii) to compromise or settle such claim, which compromise or settlement shall be made only with the written consent of the Parent Indemnified Party, such consent not to be unreasonably withheld, provided that any such compromise or settlement shall provide for the absolute and unconditional release of the Parent Indemnified Parties from any liability with respect to such Third-Party Claim. If the Company Stockholder Representative elects to assume the defense of a Third-Party Claim (to the extend permitted above), it shall, within thirty (30) days (or sooner, if the nature of the Third-Party Claim so requires), notify the Parent Indemnified Party of its intent to do so by sending a written notice to the Parent Indemnified Party (the “Defense Notice”), which notice shall contain the acknowledgment set forth in the third sentence of this Section 9.4. Upon receipt of the Defense Notice (if applicable), the Parent Indemnified Party consents to such Defense Notice, the Parent Indemnified Party shall cooperate, at the expense of the Indemnifying Parties, in the compromise or contest of such Third-Party Claim; provided, however, that the Parent Indemnified Party may, at its own cost, participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom. If the Company Stockholder Representative fails to assume the defense of such claim within thirty (30) calendar days after receipt of the Notice (whether as a result of its election not to assume such defense or the refusal of Parent to grant a request of the Company Stockholder Representative to assume such defense), the Parent Indemnified Party against which such claim has been asserted will have the right to undertake, at the Indemnifying Parties’ cost, risk and expense, the defense, compromise or settlement of such Third-Party Claim on behalf of and for the account and risk of the Indemnifying Parties; provided, however, that such claim shall not be compromised or settled without the written consent of the Company Stockholder Representative, which consent shall not be unreasonably withheld. If the Parent Indemnified Party assumes the defense of the claim, the Parent Indemnified Party will keep the Company Stockholder Representative reasonably informed of the progress of any such defense, compromise or settlement. The Indemnifying Parties shall be liable for any settlement of any Third-Party Claim effected pursuant to and in accordance with this Section 9.4 and for any final judgment (subject to any right of appeal), and each Company Stockholder agrees to indemnify and hold harmless the Parent Indemnified Party from and against any Damages by reason of such settlement or judgment.

(b)       With respect to any Damages relating solely to the payment of money damages in connection with a Third-Party Claim and that will not result in the Parent Indemnified Parties’ becoming subject to injunctive or other relief for other than money damages, and as to which the Indemnifying Party shall have acknowledged in writing the obligation to indemnify the indemnitee hereunder, the Indemnifying Party shall have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Damages, on such terms as the Indemnifying Party, in its sole discretion, shall deem appropriate, provided that, as a result of or in connection with any such settlement each Parent Indemnified Party shall receive a full and unconditional release with respect to such claim. If the Indemnifying Party chooses to defend or prosecute any Third-Party Claim pursuant to Section 9.4(a), no Parent Indemnified Party shall admit any liability with respect to, or settle, compromise or discharge, any Third-Party Claim without the prior written consent of the indemnifying party, which consent shall not be unreasonably withheld.

(c)       Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third-Party Claim (and shall be liable for the reasonable fees and expenses of counsel incurred by the Indemnified Party in defending such Third Party Claim) if the Third-Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnified Party that the Indemnified Party reasonably determines cannot be separated from any related claim for money damages. If such equitable relief or other relief portion of the Third-Party Claim can be so separated from that for money damages, the Indemnifying Party shall be entitled to assume the defense of the portion relating to money damages, subject to Sections 9.4(a) and 9.4(b).

9.5     Effect of Investigation or Knowledge. Any claim by Parent or its Affiliates or any of their respective Representatives for indemnification shall not be adversely affected by any investigation by or opportunity to investigate afforded to Parent, nor shall such a claim be adversely affected by the Parent or its Affiliates’ knowledge on or before the Closing Date of any breach of the type specified in this Section 9.5 or of any state of facts that may give rise to such a breach. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not adversely affect the right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants or obligations.

9.6     Resolution of Conflicts and Claims.

(a)       If the Company Stockholder Representative objects in writing to any claim for indemnification made by a Parent Indemnified Party in any Notice of a claim (an “Objection

Notice”), the Company Stockholder Representative and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims, and the Company Stockholder Representative and Parent shall provide information to the other party (as reasonably requested) related to the issues set forth in the Objection Notice. If the Company Stockholder Representative and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and distribute funds from the General Escrow Fund in accordance with the terms thereof.

(b)       If no such agreement is reached after good faith negotiation, either the Parent Indemnified Party or Company Stockholder Representative may require the other party to mediate the dispute, unless the amount of the Damages is at issue in a pending action or proceeding involving a Third-Party Claim, in which event mediation shall not be commenced until such amount is ascertained or both parties agree to mediation. In any such mediation, the parties shall mutually agree upon the rules for such mediation. The mediator shall be mutually agreed upon by the parties. The fees and expenses of the mediator shall be shared equally by the Parent Indemnified Party and Company Stockholder Representative.

(c)       If no such agreement is reached with good faith discussions or the parties do not reach agreement through mediation, the parties may pursue such other remedies as available at Law subject to the terms of this Agreement.

9.7     Limitations on Indemnification; Payment of Damages.

(a)       In no event shall the holders of Company Capital Stock be liable for any Damages pursuant to Sections 9.2(a)(i)-(a)(iv), (i) unless and until the aggregate amount of all such Damages exceeds $50,000 (the “Liability Basket”), in which case the liability of Indemnifying Parties shall be the full amount of all such Damages and shall not be restricted to merely the excess over such threshold amount, and (ii) for any Damages, in the aggregate, in excess of the total value (as calculated pursuant to Section 9.7(c)) represented by the General Escrow Shares (the “Liability Cap”); provided, however, the Liability Basket and Liability Cap shall not apply to, or otherwise reduce or limit a Parent Indemnified Party’s recovery for, any Damages caused by fraud or willful misconduct of the Company, the Company Stockholder Representative or any Company Stockholder.

(b)       For claims brought under Sections 9.2(a)(i)-(a)(iv), the Parent Indemnified Party shall be paid in General Escrow Shares, by the Indemnifying Parties, the amount to which the Parent Indemnified Party may become entitled by reason of the provisions of this Article IX, within five (5) calendar days after such amount is determined either by mutual agreement of the parties or pursuant to the mediation proceeding described in Section 9.6 of this Agreement or on the date on which both such amount and the Indemnifying Party’s obligation to pay such amount have been determined by a final judgment of a court or administrative body having jurisdiction over such proceeding.

(c)       Any claims for Damages asserted by Parent or any Parent Indemnified Party shall be satisfied by the return to Parent of the General Escrow Fund. For the purpose of determining the number of General Escrow Shares to be delivered to Parent in fulfillment of a claim for indemnification hereunder, each Escrow Share shall be valued at an amount equal to the Parent Common Stock Per Share Value.

(d)       Except as otherwise expressly provided in this Agreement, each party hereto acknowledges and agrees that its sole and exclusive remedy with respect to any and all claims pursuant to Sections 9.2(a) (other than claims of, or causes of action arising from fraud or willful misconduct) shall be the rights set forth in Article IX. With respect to claims related to fraud or willful misconduct (i) the liability of each Company Stockholder shall be several, not joint, based on the number of shares of Company Capital Stock held by such Company Stockholder as of immediately prior to the Effective Time, compared to the total Company Capital Stock outstanding, and (iii) the maximum liability of each Company Stockholder shall be capped at the total amount of consideration pursuant to this Agreement actually received by such Company Stockholder.

ARTICLE X.

TERMINATION AND AMENDMENT

10.1   Termination. This Agreement may be terminated at any time prior to the Effective Time of the Merger:

(a)       by mutual written consent of Parent and the Company, by action of their respective Boards of Directors;

(b)       by either Parent or the Company, if the Effective Time of the Merger shall not have occurred by November 30, 2008 (the “Expiration Date”); provided that the right to terminate this Agreement under this Section 10.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time of the Merger to occur on or before such date;

(c)       by either the Company or Parent, if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and non-appealable;

(d)       by Parent, (i) if a Company Material Adverse Effect shall have occurred and is not cured within fifteen (15) days of its occurrence or (ii) upon a material breach of any covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company in this Agreement shall have become untrue in any material respect, in each case such that the conditions set forth in Section 8.2(a) or Section 8.2(b) would not be satisfied, unless such breach is cured within fifteen (15) days’ notice by Parent or Merger Sub and such breach is incapable of being cured by the Expiration Date;

(e)       by the Company, (i) if a Parent Material Adverse Effect shall have occurred and is not cured within fifteen (15) days of its occurrence or (ii) upon a material breach of any covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent in this Agreement shall have become untrue in any material respect, in each case such that the conditions set forth in Section 8.3(a) or Section 8.3(b) would not be satisfied, unless such breach is cured within fifteen (15) days’ notice by the Company and such breach is capable of being cured by the Expiration Date.

(f)       by Parent, if the Independent Expert concludes that the Merger is not fair and reasonable to the Parent Stockholders or subsequently changes such conclusion prior to the meeting of the Parent Stockholders to obtain the Required Parent Stockholder Approval;

(g)       by Parent, if the Company or any of its directors or officers shall participate in discussions or negotiations or furnish information in breach of Section 6.2; or

(h)       by Parent, if, as of the Determination Date, the Company Net Cash is less than the Minimum Cash Value.

10.2   Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 10.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent or the Company or their respective officers or directors; provided, however, that each party shall remain liable for any breaches of this Agreement; and provided, further, that the provisions of this Section 10.2 and Article XI of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

ARTICLE XI.

GENERAL PROVISIONS

11.1   Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of the Company, Parent and Merger Sub (or their respective successors or assigns), and, to the extent such amendment effects the powers, privileges, duties, rights or obligations hereunder of the Company Stockholder Representative, the written consent of the Company Stockholder Representative.

11.2   Extension; Waiver. At any time prior to the Effective Time of the Merger, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. No delay on the part of any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party hereto of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. Unless otherwise provided, the rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which the parties hereto may otherwise have at law or in equity. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

11.3   Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, (b) on the first Business Day following the date of dispatch if delivered by a nationally recognized next-day courier service, (c) on the tenth (10th) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested and postage prepaid or (d) if sent by facsimile transmission, with a copy mailed on the same day in the manner provided in (b) or (c) above, when transmitted and receipt is confirmed by telephone. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)     if to Parent or Merger Sub:

Peplin, Inc.

475 Christie Avenue

Emeryville, California 94608

Attention: Chief Executive Officer

Telecopy No.: (510) 653-9704

with a copy to:

Latham & Watkins LLP

650 Town Center Drive, Suite 2000

Costa Mesa, CA 92626

Attention: Kevin B. Espinola

                 B. Shayne Kennedy

Telecopy No.: (714) 755-8129

(b)     if to the Company:

Neosil, Inc.

5980 Horton St., Suite 525

Emeryville, California 94608

Attention: Chief Executive Officer

Telecopy No.: (510) 547-3604

with a copy to:

Gunderson Dettmer Stough

Villeneuve Franklin & Hachigian, LLP

11682 El Camino Real, Suite 100

San Diego, California 92130

Attention: Jeffrey P. Higgins

Telecopy No. (877) 881-9077

the Company Stockholder Representative:

c/o Clarus Ventures

801 Gateway Boulevard; Suite 410

South San Francisco, CA 94080

Attention: Nicolas J. Simon, III

Telecopy: (650) 238-5001

11.4   Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents, glossary of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden or proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the content requires otherwise.

11.5   Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

11.6   Entire Agreement; No Third Party Beneficiaries.

(a)         This Agreement (including the Schedules and Exhibits) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, which shall survive the execution and delivery of this Agreement.

(b)         This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(c)         After the Closing, the Company Stockholder Representative shall be entitled to enforce the rights of the Company Stockholders and all other rights granted to the Company Stockholder Representative under this Agreement.

11.7     Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to the laws that might be applicable under conflicts of laws principles.

11.8     Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible. Any provision of this Agreement held invalid or unenforceable only in part, degree or certain jurisdictions will remain in full force and effect to the extent not held invalid or unenforceable. To the extent permitted by applicable law, each party waives any provision of law which renders any provision of this Agreement invalid, illegal or unenforceable in any respect.

11.9     Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

11.10   Mediation. Except as set forth in Section 9.6, in the event there is any controversy, dispute or claim between the parties to this Agreement, including any claim arising out of, in connection with, or in relation to the interpretation, performance or breach of this Agreement which cannot be resolved by the parties, the parties agree to employ a mediator from the AAA to assist them in reaching resolution of such controversy, dispute or claim according to the Commercial Mediation Rules of the AAA. The mediator shall be a corporate attorney practicing in Los Angeles or Orange County, California, with at least fifteen (15) years experience in mergers and acquisitions. The fees and expenses of the mediator shall be shared equally by the parties to such mediation. If after reasonable efforts, and over a period of sixty (60) days, the parties are unable to reach agreement on such dispute utilizing the mediator, the parties shall be permitted to proceed exclusively in binding arbitration under the Commercial Arbitration Rules of the AAA in Los Angeles, California. In connection with any AAA arbitration conducted under this Section 11.10, the arbitrator(s) shall have jurisdiction to permit the use of any discovery procedures available under the California Code of Civil Procedure upon a showing that good cause exists for such discovery. In the event the amount in controversy exceeds $1,000,000, the claim shall be decided by a three-arbitrator panel selected in accordance with AAA rules. The award of such arbitrator may be confirmed as a judgment in any court of competent jurisdiction.

11.11   Waiver of Trial by Jury. IN ANY ACTION OR PROCEEDING ARISING OUT OF THIS AGREEMENT, THE PARTIES HERETO CONSENT TO TRIAL WITHOUT A JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY HERETO AGAINST THE OTHER OR THEIR SUCCESSORS IN RESPECT OF ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, REGARDLESS OF THE FORM OF ACTION OR PROCEEDING.

11.12   Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Parent, Merger Sub, the Company, and the Company Stockholder Representative have caused this Agreement to be executed as of the date first above written.

PEPLIN, INC. a Delaware corporation

By:	/s/ Michael Aldridge
Name:	Michael Aldridge
Title:	Chief Executive Officer

WEST ACQUISITIONS CORP., a Delaware corporation

By:	/s/ Philip Moody
Name:	Philip Moody
Title:	Director

NEOSIL, INC. a Delaware corporation

By:	/s/ Eugene Bauer MD
Name:	Eugene Bauer MD
Title:	Chief Executive Officer

For purposes of Articles III and IX only:

/s/ Nicholas J. Simon, III
Nicholas J. Simon, III, as Company Stockholder Representative